EXHIBIT (1)

This description of Hydro-Québec is dated as of April 14, 2011 and appears as Exhibit (1) to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2010.

This document may be delivered to you at any time but you should assume that the information is accurate only as of April 14, 2011. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2010. Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.

You may read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, DC. Please call the SEC’s toll free number at 1-800-SEC-0330 for further information on the public reference room. These filings are also available from the Electronic Data Gathering, Analysis, and Retrieval system, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.

You may request a copy of these filings at no cost by calling Hydro-Québec at (514) 289-3147. This document is also available on our website at www.hydroquebec.com; however, any other information available on our website (such website listed in the 18-K is an inactive textual reference only) shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate”, “believe”, “expect”, “forecast”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for major foreign currencies in which the debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2006	2007	2008	2009	2010	2011(1)
United States Dollar	$1.1341	$1.0748	$1.0660	$1.1420	$1.0299	$0.9860
Euro	1.4237	1.4691	1.5603	1.5855	1.3661	1.3487
Pound Sterling	2.0886	2.1487	1.9617	1.7804	1.5918	1.5804
100 Japanese Yen	0.9753	0.9121	1.0370	1.2200	1.1760	1.1981

(1)	Monthly average through the end of March 2011.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC'S MAJOR FACILITIES AS AT DECEMBER 31, 2010

Generating stations rated 300 MW or more
hydro
nuclear
thermal
Other facilities
Generating station under construction
Planned generating station
735-kV station
735-kV line
450-kV direct-current line
Interconnection
Neighboring system facility
Hudson Bay
James Bay
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-2
Laforge-1
Brisay
Sarcelle
Eastmain-1
Eastmain-1-A
Sainte-Marguerite-3
Romaine-2
Manic-5-PA
Manic-5
Toulnustouc
René-Lévesque
Outardes-4
Outardes-3
Outardes-2
Jean-Lesage
Bersimis-1
Bersimis-2
Péribonka
Trenche
Québec
Bécancour
Gentilly-2
Tracy
Montréal
Carillon
La citière
Beauharnois
Anticosti Island
Gulf of Saint Lawrence
St. Lawrence River
Îles de la Madeleine
PRINCE EDWARD ISLAND
NEW BRUNSWICK
NOVA SCOTIA
MAINE
ONTARIO
VERMONT
NEW HAMPSHIRE
NEW YORK
MASSACHUSETTS
CONNECTICUT
R.I.
PENNSYLVANIA
NEW JERSEY
UNITED STATES
Toronto
Lake Ontario
Boston
New York
Atlantic Ocean
1927 Privy Council border (not final)
0 75 150 km
Lambert, NAD83
U.S.A.
Canada
Québec
United States
Mexico

FIVE-YEAR REVIEW

CONSOLIDATED AND SELECTED FINANCIAL INFORMATION

	Years ended December 31
	2006	2007	2008	2009	2010
	(in millions of dollars)
OPERATIONS
Revenue	$11,162	$12,326	$12,716	$12,333	$12,338

Expenditure
Operations	2,392	2,556	2,503	2,527	2,581
Electricity and fuel purchases	1,315	1,555	1,406	1,207	1,390
Depreciation and amortization	2,109	2,083	2,457	2,372	2,605
Taxes	534	820	1,093	928	909
Regulatory deferrals	(93)	29	(72)	30	(188)

	6,257	7,043	7,387	7,064	7,297

Operating income	4,905	5,283	5,329	5,269	5,041

Financial expenses	2,212	2,510	2,443	2,398	2,526

Income from continuing operations	2,693	2,773	2,886	2,871	2,515

Income from discontinued operations	944	25	129	—	—

Restated net income *	$3,637	$2,798	$3,015	$2,871	$—

Reported net income	$3,741	$2,907	$3,141	$3,035	$2,515

DIVIDEND	$2,342	$2,095	$2,252	$2,168	$1,886

BALANCE SHEET SUMMARY
Restated total assets *	$59,698	$61,167	$62,968	$64,992	$—
Reported total assets	$63,254	$64,866	$66,789	$68,978	$65,898
Long-term debt, including current portion and perpetual debt	$34,427	$34,534	$36,415	$37,943	$38,660
Restated equity *	$15,264	$17,206	$18,250	$18,419	$—
Reported equity	$18,840	$20,892	$22,062	$22,395	$18,566

INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH
Property, plant and equipment and intangible assets	$3,352	$3,418	$3,717	$4,050	$4,004
Costs related to Energy Efficiency Plan	149	172	236	257	216

Total investments	$3,501	$3,590	$3,953	$4,307	$4,220

FINANCIAL RATIOS
Restated interest coverage a, *	2.01	2.09	2.07	2.11	—
Reported interest coverage [a]	2.06	2.13	2.12	2.17	1.92
Restated return on equity b, *	24.8%	17.8%	18.1%	16.5%	—
Reported return on equity [b]	20.6%	15.0%	15.4%	14.3%	14.0%
Restated profit margin from continuing operations c, *	24.1%	22.5%	22.7%	23.3%	—
Reported profit margin from continuing operations [c]	25.1%	23.4%	23.7%	24.6%	20.4%
Restated capitalization d, *	31.4%	33.1%	33.4%	32.6%	—
Reported capitalization [d]	36.1%	37.5%	37.7%	37.0%	32.1%
Restated self-financing e, *	69.8%	63.7%	45.7%	41.3%	—
Reported self-financing [e]	69.8%	63.1%	45.7%	41.2%	46.8%

*	The comparative data include adjustments relating to continuing operations that stem mainly from the change in the accounting policy regarding the depreciation method for property, plant and equipment. This change is described in Note 2 to the 2010 Consolidated Financial Statements.
(a)	Sum of operating income and net investment income divided by gross interest expense.
(b)	Net income divided by average equity less average accumulated other comprehensive income.
(c)	Income from continuing operations divided by revenue.
(d)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.
(e)	Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities [excluding net disposal (acquisition) of short-term investments] and repayment of long-term debt.

Note:	Throughout the Five-Year Review, certain comparative figures have been reclassified to reflect the presentation adopted in the current year.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS

	Years ended December 31
	2006	2007	2008	2009	2010
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	56,722	60,046	60,747	62,484	59,534
Commercial and institutional	32,440	34,751	35,228	34,151	33,865
Industrial	73,297	73,005	69,144	63,310	68,439
Other	4,878	5,353	5,278	5,371	7,647

	167,337	173,155	170,397	165,316	169,485

Outside Québec
Canada/U.S. (long-term)	2,384	2,384	2,516	2,604	2,677
Canada/U.S. (short-term)	12,074	17,240	18,783	20,753	20,593

	14,458	19,624	21,299	23,357	23,270

Total Electricity Sales	181,795	192,779	191,696	188,673	192,755

	(in millions of dollars)
Revenue from Electricity Sales
In Québec, by category
Residential and farm	$3,775	$4,144	$4,300	$4,500	$4,302
Commercial and institutional	2,356	2,602	2,687	2,662	2,648
Industrial	3,022	3,336	3,174	3,092	3,185
Other	249	286	284	295	371

	9,402	10,368	10,445	10,549	10,506

Outside Québec
Canada/U.S. (long-term)	198	225	220	256	247
Canada/U.S. (short-term)	951	1,392	1,699	1,250	1,266

	1,149	1,617	1,919	1,506	1,513

Total Revenue from Electricity Sales	$10,551	$11,985	$12,364	$12,055	$12,019

	(as at December 31)
Number of Customer Accounts
In Québec, by category
Residential and farm	3,501,709	3,554,443	3,603,330	3,649,470	3,698,169
Commercial and institutional	295,618	299,524	296,504	297,380	300,163
Industrial	12,032	11,565	10,111	9,829	9,589
Other	5,767	3,440	3,499	3,653	3,868

Total Customer Accounts	3,815,126	3,868,972	3,913,444	3,960,332	4,011,789

	(kWh/customer account)
Average Annual Consumption
In Québec, by category
Residential and farm	16,318	17,019	16,974	17,230	16,205
Commercial and institutional	112,010	116,782	118,209	115,009	113,347
Industrial	5,904,382	6,187,651	6,379,775	6,350,050	7,049,027
Other	855,039	1,162,811	1,521,257	1,501,957	2,033,506

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS (CONTINUED)

	Years ended December 31
	2006	2007	2008	2009	2010
	(in MW)
Installed Capacity [a]
Hydroelectric	32,973	33,305	34,118	34,499	34,490
Nuclear	675	675	675	675	675
Thermal	1,672	1,672	1,637	1,637	1,506
Wind farm	2	2	2	2	—

Total Installed Capacity	35,322	35,654	36,432	36,813	36,671

	(in GWh)
Total Energy Requirements [b]	199,447	209,818	211,228	208,524	209,108

	(in MW)
Peak Power Demand in Québec [c]	36,251	35,352	37,230	34,659	37,717

	(in km *)
Lines (overhead and underground)
Transmission	32,826	33,008	33,058	33,244	33,453
Distribution [d]	108,883	109,618	110,127	111,205	112,089

	141,709	142,626	143,185	144,449	145,542

(a)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract that will remain in effect until 2041. In 2010, we purchased all the output from nine privately-owned wind farms with a total installed capacity of 659 MW under long-term contracts. An additional 1,277 MW are available under agreements with other independent suppliers.
(b)	Total energy requirements consist of kilowatthours delivered within Québec and to neighboring systems.
(c)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2010-2011 winter peak was 37,717 MW and occurred on January 24, 2011, at 8:00 a.m., after the system load momentarily reached 38,286 MW at 7:38 a.m.
(d)	These figures include off-grid systems but exclude private systems, lines under construction and 44-kV lines (transmission).

*	I km = 0.62 miles

OTHER INFORMATION

	Years ended December 31
	2006	2007	2008	2009	2010
Rate Increases
Average increase from January 1 to December 31	4.3%	2.8%	2.7%	1.6%	0.6%

Number of Employees [a]
Permanent as at December 31	19,116	19,459	19,297	19,536	19,521
Temporary (year’s average)	3,799	3,910	4,048	4,080	4,138
Women	30.6%	31.3%	30.9%	30.6%	30.9%

(a)	Excludes employees of subsidiaries and joint ventures.

UNITS OF MEASURE

V: volt (a unit for measuring voltage)
kV: kilovolt (one thousand volts)

W: watt (a unit for measuring power)	Wh: watthour (a unit for measuring electric energy)
kW: kilowatt (one thousand watts)	kWh: kilowatthour (one thousand watthours)
MW: megawatt (one million watts)	MWh: megawatthour (one million watthours)
GW: gigawatt (one million kilowatts)	GWh: gigawatthour (one million kilowatthours)
TWh: terawatthour (one billion kilowatthours)

HYDRO-QUÉBEC

GENERAL

We operate one of the two largest systems in Canada for the generation and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.

Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).

Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada.

Our operations are allocated among five business segments:

•

Generation: Hydro-Québec Production operates and develops our generating facilities in Québec. It also sells electricity in markets outside Québec and engages in energy trading. Hydro-Québec Production is required to provide Hydro-Québec Distribution with a base volume of up to 165 TWh a year of heritage pool electricity at an average price of 2.79¢/kWh (“Heritage Pool Electricity”). In excess of this volume, it may participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition;

•	Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec;

•

Distribution: Hydro-Québec Distribution operates and develops our distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market;

•

Construction: Hydro-Québec Équipement et services partagés and our wholly-owned subsidiary, Société d’énergie de la Baie James (“SEBJ”), design, build and refurbish generating and transmission facilities. Hydro-Québec Équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (the “JBNQ Agreement”). SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may carry out projects outside Québec; and

•

Corporate and Other Activities: The following corporate units support our divisions in the achievement of their business objectives: Groupe – Technologie (Technology Group), Groupe – Affaires corporatives et secrétariat général (Corporate Affairs and General Secretariat Group), Vice-présidence – Comptabilité et contrôle (Accounting and Control Vice Presidency), Vice-présidence – Financement, trésorerie et caisse de retraite (Financing, Treasury and Pension Fund Vice Presidency) and Vice-présidence – Ressources humaines (Human Resources Vice Presidency) as well as the Direction principale – Centre de services partagés (Shared Services Centre Unit), which reports to Hydro-Québec Équipement et services partagés. The Centre de services partagés (Shared Services Centre) brings together internal company-wide shared services, including goods and services procurement, real estate management, and material and transportation service management.

GENERATION

Hydro-Québec Production generates electricity to supply the Québec market and sells its excess output on wholesale markets. Hydro-Québec Production also offers balancing and firming capacity services to Hydro-Québec Distribution to offset variations in wind farm output and thereby facilitate the integration of this energy source.

The following subsidiaries, affiliates and interests are also part of this segment:

•	Bucksport Energy LLC (69.44% interest; cogeneration plant in Maine);

•	Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

•	HQ Manicouagan inc. (wholly-owned; holds a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a generating station (McCormick) located on the Rivière Manicouagan);

•	Société en commandite Betsiamites (86.31% interest; ownership of assets related to the partial diversion of the Portneuf, Sault aux Cochons and Manouane rivers);

•	Gestion Production HQ inc. (wholly-owned; investment in local generation businesses);

•	HQ Energy Marketing Inc. (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States);

•	H.Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States); and

•	Hydro Renewable Energy Inc. (“HRE”) (wholly-owned subsidiary of HQEM; holds transmission rights of a 1,200 MW line to be built in New Hampshire).

GENERATION OPERATIONS

Facilities

In Québec, our electric generation system comprises 89 power stations currently in service, of which 60 are hydroelectric, 28 are thermal and one is nuclear; with a total installed capacity of 36,671 MW as of December 31, 2010.

The following table lists the generating stations in service as of such date.

GENERATING STATIONS IN SERVICE IN QUÉBEC (1)

Name of Facility	Years Commissioned (2)	Capacity
		(MW)
Hydroelectric
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,911
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
René-Lévesque (Manic-3)	1975-1976	1,244
Bersimis-1	1956-1959	1,178
Jean-Lesage (Manic-2)	1965-1967	1,145
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003	884
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	869
Outardes-4	1969	785
Carillon	1962-1964	753
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	507
Brisay	1993	469
Péribonka	2007-2008	405
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	294
Beaumont	1958-1959	270
McCormick	1951-1965	235
Rocher-de-Grand-Mère	2004	230
Paugan	1928-1956	206
Rapide-Blanc	1934-1955	204
Shawinigan-2	1911-1929	200
Shawinigan-3	1948-1949	194
Manic-1	1966-1967	184
Rapides-des-Îles	1966-1973	176
Chelsea	1927-1939	152
La Gabelle	1924-1931	131
Première-Chute	1968-1975	131
Rapides-Farmer	1927-1947	104
Les Cèdres	1914-1924	103
Rapides-des-Quinze	1923-1955	103
Other (20 – generating stations rated less than 100 MW)(3)	1910-2009	835

Total		34,490

Thermal
Tracy (steam) (4)	1964-1968	495
Bécancour, La Citière and Cadillac (gas turbine)	1976-1993	881
Other (24 diesel plants) (3)	1946-2010	130

Total		1,506

Nuclear
Gentilly-2 (5)	1983	675

(1)	The installed capacity shown for a hydroelectric station is equivalent to that of its generating units operating in winter conditions (water temperature of 41°F).
(2)	Indicates years when facilities began commercial operation.
(3)	Some facilities are owned by Hydro-Québec Distribution.
(4)	In 2010, we decommissioned a unit at Tracy thermal generating station.
(5)	The Gentilly-2 plant has a Canada-Deuterium-Uranium heavy water moderated reactor, using heavy water as a moderator and coolant, and uranium dioxide as fuel.

Power Purchases

We purchase power and energy from the Churchill Falls generating station in Labrador through agreements with CF(L)Co. Under an initial power contract signed in 1969 with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power (the “1969 Power Contract”). In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional capacity until 2041 for each November 1 to March 31 period. In 2010, purchases under the CF(L)Co agreements totaled 29.1 TWh at a cost of $108 million as compared to 25.8 TWh at a cost of $83 million in 2009.

We have a capacity agreement with New Brunswick Power Generation Corporation (formerly known as New Brunswick Power Corporation) for the purchase of 200 MW annually until October 31, 2011. We also have an agreement with Rio Tinto Alcan Inc., which was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power until December 31, 2045. Under this 2006 amendment, we agreed to purchase from Rio Tinto Alcan Inc. an additional 150 MW of peak power until January 1, 2013 which, if certain conditions are met, will be extended until December 31, 2045.

In addition, we purchase power under 80 long-term contracts with independent producers located in Québec. During 2010, 3.9 TWh were purchased under these contracts, at a total cost of $263 million. For 2011, we expect to purchase approximately 4.1 TWh under these contracts.

We also purchase power in connection with our trading operations (see “Wholesale and Trading Operations”).

Peak

We use energy purchased from our neighboring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Trading Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2006 through 2010.

	Peak Power Demand (1)	Installed Capacity (2)(3)	Total Average Load (4)
	(MW)
2006	36,251	35,322	22,768
2007	35,352	35,654	23,952
2008	37,230	36,432	24,047
2009	34,659	36,813	23,804
2010	37,717	36,671	23,871

(1)	Total power demand at the annual domestic peak for the winter beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2010-2011 winter peak was 37,717 MW and occurred on January 24, 2011, at 8:00 a.m., after the system load momentarily reached 38,286 MW at 7:38 a.m.
(2)	In addition to the generating capacity of our own facilities, we have access to almost all the output from Churchill Falls generating station (5,428 MW) under a contract that will remain in effect until 2041. In 2010, we purchased all the output from nine privately-owned wind farms with a total installed capacity of 659 MW under long-term contracts. An additional 1,277 MW are available under various agreements with other independent suppliers.
(3)	The installed capacity shown for a hydroelectric station is equivalent to that of its generating units operating in winter conditions (water temperature of 41°F).
(4)	Annual energy demand, including sales outside Québec, divided by the number of hours in the year.

Investment Outside Québec

We hold an indirect interest in Bucksport Energy LLC, a thermal energy plant located in Maine. The plant, which started its commercial operations in January 2001, produces approximately 1.4 TWh of energy per year. HQUS supplies the plant with natural gas and receives most of the energy under fifteen-year contracts through January 2016.

WHOLESALE AND TRADING OPERATIONS

Québec Wholesale Market

The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec Distribution, nine distributors operating municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than Hydro-Québec Distribution, and independent generators in Québec can sell their electricity on the wholesale market using Hydro-Québec TransÉnergie’s transmission facilities.

Under a call for tenders issued by Hydro-Québec Distribution in 2002, Hydro-Québec Production signed agreements with Hydro-Québec Distribution for the supply of 600 MW over a 20-year period starting in March 2007, which is in addition to the Heritage Pool Electricity.

Markets Outside Québec

Currently, our main markets outside Québec consist of neighboring networks located in Canada and the northeastern United States.

In 2010, net exports by Hydro-Québec Production accounted for only 7% (2009 – 10%) of net sales volume, but generated 17% (2009 – 22%) of our net income.

HQUS is a member of New York ISO, ISO New England, Midwest ISO (which includes all or parts of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, Ohio, Pennsylvania, South Dakota, Wisconsin and Manitoba) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.

HQEM sells and buys energy and reserves transmission service in the Ontario and New Brunswick wholesale markets. HQEM is a participant of the Independent Electricity System Operator (the Ontario ISO).

We have four long-term export contracts for the sale of energy or power. The following table summarizes our principal energy export agreements.

PRINCIPAL ENERGY EXPORT AGREEMENTS

	Expiry Date		Power		Maximum Annual Deliveries
			(MW)		(TWh)
Long-Term Sales - Power and Energy (not interruptible)
Cornwall Electric - Canada	2019		45		0.2
Cornwall Electric - Canada	2019		100		0.4	(1)
Vermont Joint Owners (“VJO”)	2020		335	(2)	2.1
Seven Vermont power distributors (3)	2038	(4)	225		1.3

(1)	Based on historical data.
(2)	By separate agreement with a VJO Member, 25 MW (0.2 TWh) are being repurchased annually until April 30, 2012.
(3)	Central Vermont Public Service Corporation, Green Mountain Power Corporation, Vermont Electric Cooperative, Inc., Vermont Public Power Supply Authority, Vermont Marble Power Division of Omya Inc., City of Burlington, Vermont Electric Department and the Town of Stowe Electric Department.
(4)	The term will begin on November 1, 2012 and will continue through October 31, 2038.

On August 12, 2010, HQUS signed a power supply contract with seven Vermont utilities, of which the two largest are Central Vermont Public Service Corporation and Green Mountain Power Corporation. This contract will be in effect from 2012 to 2038 and we anticipate sales of power totaling up to approximately 225 MW.

In October 2010, HRE signed a transmission service agreement with Northern Pass Transmission LLC (“NPT”), a New Hampshire company that is indirectly owned by two major New England power distributors, Northeast Utilities (75%) and NSTAR (25%), which have announced their intention to merge.

Under this agreement, NPT will sell HRE transmission rights for a 40-year period on a 1,200-MW line proposed to be built between the Canada-U.S. border and the city of Deerfield, New Hampshire. NPT submitted the agreement to the Federal Energy Regulatory Commisson (“FERC”) and to the region’s independent system operator, ISO New England, for approval in December 2010 and the FERC approved it without modification in February 2011. NPT is working to obtain all necessary permits and authorizations. If permits and authorizations (including rights of way) are obtained according to schedule, construction of the line should begin in 2013, with commissioning to take place in late 2015 or early 2016.

Electricity Sales and Revenue

The following table summarizes electricity sales and revenue outside Québec, by category, for the years 2006 through 2010.

ELECTRICITY SALES AND REVENUE OUTSIDE QUÉBEC

	Years ended December 31
	2006	2007	2008	2009	2010
	(in GWh)
Electricity Sales
Canada/U.S. (long-term)	2,384	2,384	2,516	2,604	2,677
Canada/U.S. (short-term)	12,074	17,240	18,783	20,753	20,593

Total Electricity Sales	14,458	19,624	21,299	23,357	23,270

	(in millions of dollars)
Revenue from Electricity Sales
Canada/U.S. (long-term)	$198	$225	$220	$256	247
Canada/U.S. (short-term)	951	1,392	1,699	1,250	1,266

Total Revenue from Electricity Sales	$1,149	$1,617	$1,919	$1,506	1,513

TRANSMISSION

Hydro-Québec TransÉnergie provides the following services:

•

transmission of electricity to supply Québec’s native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation – Québec Wholesale Market”) but excludes customers in remote communities; Hydro-Québec Distribution is Hydro-Québec TransÉnergie’s largest customer;

•

point-to-point transmission service; as of the end of 2010, Hydro-Québec TransÉnergie had signed transmission service agreements with 26 customers, including Hydro-Québec Production, the largest customer for this service; and

•	connection of privately-owned generating facilities to Hydro-Québec TransÉnergie’s transmission system; Hydro-Québec TransÉnergie currently serves 30 private producers.

This segment includes our holding in Cedars Rapids Transmission Company, Limited, a transmission provider that owns and operates a 325 MW interconnection line that links Hydro-Québec TransÉnergie’s grid at the Les Cèdres and Langlois substations with the Cornwall Electric system in Ontario and the National Grid system in New York.

TRANSMISSION SYSTEM

Some generating stations in Québec are located at substantial distances from consumer centers. As a result, Hydro-Québec TransÉnergie’s power transmission system is one of the most extensive in North America, comprising more than 20,700 miles of lines.

The system includes the following facilities as at December 31, 2010.

Voltage	Substations	Lines (miles) (1)
765 kV and 735 kV	38	7,097
450 kV DC	2	757
315 kV	64	3,265
230 kV	52	1,939
161 kV	41	1,259
120 kV	216	4,198
69 kV or less	101	2,272

TOTAL	514	20,787

(1)	Miles covered by the transmission system. Many facilities carry two lines on the same infrastructure.

In 1997, Hydro-Québec TransÉnergie opened access to its transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors and producers located outside Québec to buy or sell electricity and to wheel in, wheel out or wheel through Hydro-Québec TransÉnergie’s transmission grid at specified rates. The capacity available on the system is posted on the OASIS (Open Access Same-Time Information System) website.

Hydro-Québec TransÉnergie’s Direction – Contrôle et exploitation du réseau (System Control Operations Unit) is responsible for energy dispatching, power flow supervision and system security monitoring. The transmission system in Québec is separate from the Eastern Interconnection into which other Northeast Power Coordinating Council (NPCC) systems are interconnected. It is linked through interconnections with other major power systems in Canada (New Brunswick and Ontario) and the northeastern United States (New York and New England).

The following table shows existing interconnection capacity with neighboring systems outside Québec, excluding the lines to Churchill Falls, as at December 31, 2010.

INTERCONNECTIONS WITH NEIGHBORING SYSTEMS OUTSIDE QUÉBEC

		Maximum Export Capacity (1)	Maximum Import Capacity	Voltage
		(MW)	(MW)	(kV)
CANADA	Ontario	2,705	1,945	120 and 230
	New Brunswick	1,080	785	230, 315 and 345

UNITED STATES	New York	1,999	1,100	120 and 765
	New England	2,275	2,070	120 and ±450

(1)	Ontario and New York State are partially served by the same installations, limiting the simultaneous export capacity of these two systems to approximately 4,350 MW.

DISTRIBUTION

The primary responsibility of Hydro-Québec Distribution is to deliver electricity to Québec customers. To fulfill this responsibility, Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity which it purchases from Hydro-Québec Production. To meet demand beyond that volume, Hydro-Québec Distribution purchases additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework – Energy Board Act”).

Our distribution system is comprised of 69,652 miles of medium voltage lines (almost exclusively 25 kV), as well as 62,473 miles of low voltage lines. Approximately 10% of all such lines are underground.

We sell to a wide range of customers, from industrial users, which accounted for 40.4% of sales volume in 2010, to residential customers and farms, which represented 35.1% of sales volume in the same period. Revenues are also derived from sales to commercial and institutional customers as well as distributors operating municipal electric systems.

We have developed some flexibility in the management of our system and currently have 1,435 MW of interruptible power and 850 MW of concurrent peak-saving capacity in our residential dual-energy market.

We have entered into special agreements with nine industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 15 to the 2010 Consolidated Financial Statements”). In 2010, deliveries under these agreements accounted for 40.1% of the total energy deliveries to industrial users.

Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity reserved for it by Hydro-Québec Production, Hydro-Québec Distribution issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly in the market, without tendering, under an exemption granted by the Régie de l’énergie (the “Energy Board”). For unforeseen needs that cannot be met otherwise, it relies on a framework agreement with Hydro-Québec Production covering the period from January 1, 2009 to December 31, 2013.

Further to calls for tenders issued since 2002, Hydro-Québec Distribution signed contracts with Hydro-Québec Production for the supply of 600 MW over a 20-year period beginning in March 2007 and with 22 independent producers for the supply of more than 3,400 MW (including 2,845 MW of wind-generated electricity) for deliveries beginning between 2006 and 2015.

The following table summarizes these contracts.

LONG-TERM CONTRACTS AWARDED BY TENDERS

Producers	Type of power	Capacity (MW)	Starting Date	Expiry Date
Hydro-Québec Production	Hydroelectric	600	2007	2027
Société d’énergie rivière Franquelin Inc.	Hydroelectric	10	2010	2030
Ville de Saguenay	Hydroelectric	13	2011	2031
Société d’énergie rivière Sheldrake Inc.	Hydroelectric	25	2013	2033

		648

Trans-Canada Energy Ltd	Cogeneration	507	2006	2026

Cartier Wind Energy Inc.	Wind	590	2006 to 2012	2026 to 2032
Northland Power Inc.	Wind	250	2009 and 2011	2029 to 2031
3Ci Énergie Inc.	Wind	156	2012	2032
Énergie éolienne Le Plateau S.E.C.	Wind	139	2011	2031
Éoliennes de l’Érable Inc.	Wind	100	2012	2032
St-Laurent Énergies	Wind	954	2012 to 2015	2032 to 2035
Boralex Inc. / Gaz Métro Éole Inc.	Wind	340	2013 to 2014	2033 to 2034
Kruger Energy Montérégie S.E.C.	Wind	100	2012	2032
Venterre NRG Inc.	Wind	116	2012	2032
Vents du Kempt Inc.	Wind	100	2014	2034

		2,845

Kruger Énergie Bromptonville S.E.C.	Forest biomass cogeneration	16	2007	2027
Tembec Inc.	Forest biomass cogeneration	8	2008	2023
Innoventé Inc.	Forest biomass cogeneration	5	2012	2037
Fibrek S.E.N.C.	Forest biomass cogeneration	10	2012	2027
Fortress Speciality Cellulose Inc.	Forest biomass cogeneration	19	2012	2027

		58

EBI Énergie Inc.	Biomass cogeneration	9	2012	2037
WM Québec Inc.	Biomass cogeneration	8	2012	2032
Terreau biogas S.E.C.	Biomass cogeneration	3	2012	2036

		20

Hydro-Québec Distribution manages its flexible and diversified energy portfolio to deal with fluctuations in demand. Every three years, Hydro-Québec Distribution prepares a supply plan covering the next 10 years. This supply plan presents forecasts of Hydro-Québec Distribution’s customers’ electricity requirements, taking into account energy efficiency measures that have been implemented, along with the various means that Hydro-Québec Distribution intends to use to ensure a secure supply of electricity for Québec. The supply plan must be approved by the Energy Board and is subject to follow-up on an annual basis. In November 2010, Hydro-Québec Distribution filed its Electricity Supply Plan 2011-2020 with the Energy Board. A public hearing is scheduled for June 2011 and a decision is expected at the end of the year.

In 2010, Hydro-Québec Distribution took the following measures to ensure a balance between long-term energy supply and demand in Québec:

•

Under the agreements approved in 2008 by the Energy Board for the deferral of baseload and cycling deliveries, which were amended in 2010, Hydro-Québec Distribution deferred 700 GWh of baseload and cycling deliveries scheduled with Hydro-Québec Production for 2010. These deliveries are carried over to 2011-2027;

•

Following a decision by the Energy Board in August 2010, Hydro-Québec Distribution renewed for another year (2011) the suspension of deliveries from TransCanada Energy’s Bécancour generating station; and

•	Hydro-Québec Distribution made 1.1 TWh of physical sales on short-term markets in 2010.

Calls for tenders could be made in the coming years in order to maintain such balance (see “Regulatory Framework – Energy Board Act”). In 2010, Hydro-Québec Distribution implemented a power purchase program involving the acquisition of energy generated in Québec from new Aboriginal or local community hydroelectric projects of 50 MW or less. Thirteen projects were selected for a total installed capacity of 150 MW, with deliveries starting in 2010 to 2014.

In December 2010, Hydro-Québec Distribution also announced that it had accepted 12 bids totaling 291.4 MW in response to the call for tenders issued on April 30, 2009, for the purchase of two separate blocks of 250 MW of wind power generated in Québec, one resulting from Aboriginal projects (for 24.0 MW); and eleven resulting from community projects (for a total of 267.4 MW). Deliveries of electricity are scheduled to begin between December 1, 2013 and December 1, 2015. Hydro-Québec Distribution is working with the projects proponents to finalize the contracts, which will then be submitted to the Energy Board for approval.

ELECTRICITY RATES

Under the applicable provisions of the Energy Board Act, rates are fixed or modified by the Energy Board (see “Regulatory Framework – Energy Board Act”). Rates are fixed to allow recovery of authorized service costs, including estimated supply costs, and a reasonable rate of return on shareholder’s equity. In March 2011, the Energy Board approved an average rate decrease of 0.41% effective April 1, 2011.

The following table shows the rate increase (decrease) applicable for each year, from 2006 to 2011, as well as annual inflation rates:

	2006	2007	2008	2009	2010	2011
Rate increase as of April 1	5.33%	1.92%	2.90%	1.22%	0.35%	(0.41)%
Inflation Rate (1)	2.0%	2.2%	2.3%	0.3%	1.8%	2.2	% (2)

(1)	Canadian Consumer Price Index for the calendar year.
(2)	Estimate.

ELECTRICITY SALES AND REVENUE

The following table summarizes electricity sales and revenue in Québec, by category of customers, for the years 2006 through 2010.

ELECTRICITY SALES AND REVENUE

	Years ended December 31
	2006	2007	2008	2009	2010
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	56,722	60,046	60,747	62,484	59,534
Commercial and institutional	32,440	34,751	35,228	34,151	33,865
Industrial	73,297	73,005	69,144	63,310	68,439
Other	4,878	5,353	5,278	5,371	7,647

Total Electricity Sales	167,337	173,155	170,397	165,316	169,485

	(in millions of dollars)
Revenue from Electricity Sales
In Québec, by category
Residential and farm	$3,775	$4,144	$4,300	$4,500	$4,302
Commercial and institutional	2,356	2,602	2,687	2,662	2,648
Industrial	3,022	3,336	3,174	3,092	3,185
Other	249	286	284	295	371

Total Revenue from Electricity Sales	$9,402	$10,368	$10,445	$10,549	$10,506

	(as at December 31)
Number of Customer Accounts
In Québec, by category
Residential and farm	3,501,709	3,554,443	3,603,330	3,649,470	3,698,169
Commercial and institutional	295,618	299,524	296,504	297,380	300,163
Industrial	12,032	11,565	10,111	9,829	9,589
Other	5,767	3,440	3,499	3,653	3,868

Total Number of Customer Accounts	3,815,126	3,868,972	3,913,444	3,960,332	4,011,789

CONSTRUCTION

The Construction segment includes activities related to projects carried out by Hydro-Québec Équipement et services partagés and SEBJ.

Hydro-Québec Équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the JBNQ Agreement. SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may carry out projects outside Québec.

For engineering and environmental matters, Hydro-Québec Équipement et services partagés and SEBJ also offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services may include technical and scientific surveys, planning, design and quality control.

CORPORATE AND OTHER ACTIVITIES

This segment includes the Technology Group, the Corporate Affairs and General Secretariat Group, the Accounting and Control Vice Presidency, the Financing, Treasury and Pension Fund Vice Presidency, the Human Resources Vice Presidency, the Shared Services Centre Unit and our subsidiary Hydro-Québec International inc. (“HQI”). The following are under the supervision of the Technology Group:

•	Hydro-Québec CapiTech inc. (“Hydro-Québec CapiTech”) (wholly-owned; a venture capital company investing in businesses that provide energy-related high-technology products and services);

•	Hydro-Québec IndusTech inc. (“Hydro-Québec IndusTech”) (wholly-owned; a corporation pursuing the development of an electrical motor for automobiles); and

•	Institut de recherche d’Hydro-Québec (“IREQ”) (our energy-technology research and development division).

CORPORATE OUTLOOK

DEVELOPMENT STRATEGY

In July 2009, we presented our five-year Strategic Plan (the “Strategic Plan”) for the 2009-2013 period. This Strategic Plan was reviewed by a parliamentary commission in October 2009.

The Strategic Plan sets forth three main priorities: energy efficiency, renewable energies and technological innovation. More specifically, we plan to:

•	promote the conservation of energy by investing in energy efficiency programs;

•

begin a new phase of large-scale hydroelectric development in order to finish carrying out Québec’s energy strategy (4,500 MW) and to implement an additional planned expansion in northern Québec (3,500 MW) that Québec refers to as its “Plan Nord”;

•	continue integrating wind farm capacity resulting from our tender calls of recent years, for a total of nearly 4,000 MW by 2016-2017;

•	rely on technological innovation to remain on the leading edge of the power industry, improve customer services and further enhance our performance; and

•	develop energy-efficiency technologies.

We plan to invest over $4.5 billion in 2011. More than half of this amount will be devoted to development and growth activities and to the Energy Efficiency Plan. The remainder will go toward facility maintenance and improvements.

Hydro-Québec Production will continue its major hydroelectric development projects, including the commissioning of Eastmain-1-A powerhouse and the first generating unit at Sarcelle powerhouse. At the same time, it will be working on several fronts at the Romaine jobsites: carrying on with the engineering work at the Romaine-1 and Romaine-3 developments, starting construction on the dam and dikes at Romaine-2 and extending the road up to the Romaine-3 site. The four generating stations in this complex are expected to be commissioned between 2014 and 2020.

Hydro-Québec TransÉnergie will invest in development to integrate new hydroelectric and wind capacity in Québec. It will therefore continue connecting new generating facilities, in particular Eastmain-1-A and Sarcelle powerhouses and the wind farms built in response to Hydro-Québec Distribution’s calls for tenders. Hydro-Québec TransÉnergie will also continue to invest in maintenance and improvement activities to ensure the reliability and long-term operability of its transmission assets and to enhance service quality. These activities include upgrading the main transmission system, which involves boosting system performance and reinforcing the supply of energy to major load centres in order to reduce energy losses and make system management more flexible.

Hydro-Québec Distribution will make further investments to handle the growth of its Québec customer base and to maintain and improve its facilities, especially those involved in distribution automation. It will also continue to implement the Energy Efficiency Plan, which includes measures for low-income households, to achieve the objective of 11 TWh in energy savings set for 2015. In addition, it will complete the deployment of some 800 capacitor banks under the Addition 1,000 Mvar project, aimed at improving transmission system reliability during periods of exceptional peak demand in Québec.

WATER-POWER ROYALTIES

As stipulated in the Watercourses Act (Québec), Hydro-Québec Production pays the same statutory royalties as those paid by private producers of hydro-electricity in Québec. These water-power royalties, which are paid to the Government’s Generations Fund, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generation station.

For 2011, these royalties, indexed annually to the Consumer Price Index, consist of:

•	a statutory royalty of $2.90 ($2.86, $2.84 and $2.77, for 2010, 2009 and 2008 respectively) per thousand kilowatt-hours of electricity produced; and

•	a contractual royalty of $0.680 ($0.671, $0.667 and $0.651, for 2010, 2009 and 2008 respectively) per thousand kilowatt-hours of electricity produced.

These royalties totaled $557 million in 2010, $567 million in 2009 and $546 million in 2008.

CAPITAL INVESTMENT PROGRAM

Our capital investment program includes capital expenditures for fixed and intangible assets and investments in energy efficiency programs. The following table is a summary of our capital investments affecting cash for the years 2006 through 2010. The table also includes estimates for 2011 and the two-year period from 2012 to 2013; these estimates have been updated to reflect, among other things, a projected growth in demand for electricity in Québec of 1.3% yearly for the next three years. In 2010, capital investments in fixed and intangible assets, excluding energy efficiency programs, totaled $4,004 million.

CAPITAL INVESTMENTS AFFECTING CASH (1)

	2006	2007	2008	2009	2010	Estimated
						2011	2012 and 2013
	(millions of dollars)
Fixed and Intangible Assets
Generation	$1,614	$1,756	$1,853	$2,033	$1,900	$1,696	$3,721
Transmission (2)	943	846	1,099	1,196	1,248	1,502	3,608
Distribution	692	724	664	709	728	882	2,130
Construction	4	3	5	1	7	5	14
Corporate and Other Activities	99	89	96	111	121	138	246

	3,352	3,418	3,717	4,050	4,004	4,223	9,719
Energy Efficiency Programs	149	172	236	257	216	386	735

Total Investments	$3,501	$3,590	$3,953	$4,307	4,220	$4,609	$10,454

(1)	Certain comparative figures have been reclassified to reflect the presentation adopted in the current year.
(2)	Includes sub-transmission.

Under its ongoing program to develop Québec’s hydropower potential, Hydro-Québec Production has inaugurated a number of facilities since 2004, for a total of 2,692 MW of installed capacity. Our infrastructure projects must meet three fundamental criteria in order to proceed: they must be profitable, environmentally acceptable and favorably received by the communities concerned.

Construction of Eastmain-1-A and Sarcelle powerhouses has progressed at a steady pace. Following the start-up of the Rupert diversion in fall 2009, the eight weirs or other hydraulic structures designed to maintain water levels in the reduced-flow section of the Rupert were completed in 2010. These two powerhouses will be commissioned gradually; Eastmain-1-A will begin operations in 2011 and Sarcelle in 2011–2012. This project, which will cost approximately $5.0 billion to build, will add 918 MW in installed capacity and 8.7 TWh in annual output, including additional output (5.3 TWh) stemming from the diversion of part of the flow of the Rupert to the La Grande complex.

In the Minganie region, construction of the Romaine-2 development is moving ahead as scheduled. The $6.5-billion Romaine project calls for the construction of four generating stations with a total capacity of 1,550 MW and annual output of 8.0 TWh on the Rivière Romaine, north of Havre-Saint-Pierre. The facilities are expected to be commissioned in stages between 2014 and 2020.

As for the Petit-Mécatina project in the newly created regional county municipality of Le Golfe-du-Saint-Laurent (Basse-Côte-Nord), we decided to prioritize the signing of partnering agreements with the communities concerned prior to mobilizing more resources for the draft-design studies begun in 2009. This project involves the construction of two generating stations with a combined capacity of 1,200 MW.

In August 2010, we decided to postpone refurbishing work at Gentilly-2 nuclear generating station from 2011 to 2012. This decision was driven by several factors. First, our main supplier and partner, Atomic Energy of Canada Limited (AECL), was unavailable due to delays in the refurbishment of CANDU-type generating stations at Point Lepreau, New Brunswick, and Wolsong, South Korea. Second, we continue to draw upon the valuable experience these projects will provide and intend to apply them to our own project. Furthermore, we are awaiting the outcome of the sale of AECL by the Government of Canada prior to proceeding. In the meantime, we are going ahead with engineering and procurement activities for key components of the project. In 2010, we inaugurated the solid radioactive waste management facility for storing waste from the refurbishment.

Allocation of Capital Expenditures for the Generation, Transmission and Distribution Business Segments

The following tables summarize the allocation of estimated capital expenditures for 2011 through 2013 among our three major business segments:

GENERATION BUSINESS SEGMENT

	Available Power		Planned Date of Operation	Estimated Capital Expenditures
				2011		2012 and 2013
	(MW)			(millions of dollars)
MAIN REHABILITATION PROJECTS
Improvement and rebuilding of facilities	—		Continuous program	$420		$1,009
Gentilly-2 refurbishment	675	(1)	2014	150		431

ONGOING GENERATION PROJECTS
Eastmain-1-A/Sarcelle/Rupert	918		2009-2012	512		120
Romaine complex	1,550		2014-2020	543		1,754

GENERATION PROJECTS UNDER STUDY
Petit Mécatina complex (PM-3 and PM-4)	1,200		2023-2026	—		125

OTHER
Generation projects	—		—	22		188
Equipment and building projects	—		—	39	(2)	84	(3)

INTANGIBLE ASSETS	—		—	10		10

				$1,696		$3,721

(1)	Does not represent additional capacity.
(2)	Includes 76.4% in equipment and 23.6% in buildings.
(3)	Includes 76.2% in equipment and 23.8% in buildings.

TRANSMISSION BUSINESS SEGMENT

	Planned Date of Operation	Estimated Capital Expenditures
		2011		2012 and 2013
		(millions of dollars)
TRANSMISSION FACILITIES (1)
System maintenance and improvement	Continuous program	$738		$1,190

Projects in development
Wind Power interconnection – 990 MW	2006-2012	110		33
Wind Power interconnection – 2,000 MW	2011-2015	178		581
Connection of Eastmain-1-A and Sarcelle powerhouses	2011	39		2
Other		256		1,120

Projects under study
Expansion of transportation network in Minganie	2014-2020	22		374

OTHER FIXED ASSETS	—	129	(2)	243	(3)

INTANGIBLE ASSETS	—	30		65

		$1,502		$3,608

(1)	Includes sub-transmission facilities.
(2)	Includes 63.3% in telecommunications, 26.7% in equipment and 10.0% in buildings.
(3)	Includes 65.5% in telecommunications, 28.8% in equipment and 5.7% in buildings.

DISTRIBUTION BUSINESS SEGMENT

	Estimated Capital Expenditures
	2011		2012 and 2013
	(millions of dollars)
DISTRIBUTION SYSTEM (1)
System maintenance	$196		$1,025
System improvements and demand growth	497		822

OTHER FIXED ASSETS	92	(2)	171	(3)

INTANGIBLE ASSETS	97		112

	$882		$2,130

(1)	Includes investments in distribution facilities and investments in generation and transmission facilities of our off-grid systems.
(2)	Includes 58.5% in equipment, 33.8% in buildings, 4.5% in technology and 3.2% in telecommunications.
(3)	Includes 55.7% in equipment, 37.7% in buildings, 5.0% in technology and 1.6% in telecommunications.

Cash Requirements

The total estimated cash requirements for 2011 are approximately $9.2 billion, and include approximately $4.6 billion in capital investments, approximately $2.7 billion for long-term debt repayment and sinking fund redemption and approximately $1.9 billion for the dividend payment for 2010. Our self-financing ratio (defined as cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal (acquisition) of short-term investments, and repayments of long-term debt) is expected to be 39.1% in 2011, compared to 46.8% in 2010.

We estimate that cash requirements for capital investments, long-term debt repayment and sinking fund redemption will amount to approximately $17.4 billion in aggregate for the two-year period 2012 through 2013.

REGULATORY FRAMEWORK

Hydro-Québec Act

Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.

Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 18 to the 2010 Consolidated Financial Statements”). In its budget tabled in March 2008, the Government announced that Hydro-Québec’s dividend policy was revised and raised to its distributable surplus, which is 75% of net income. This change of policy began with the dividend payable for our fiscal year ending December 31, 2007.

Energy Board Act

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to determine or modify our rates and conditions under which electricity is transmitted and distributed by us. Hydro-Québec TransÉnergie and Hydro-Québec Distribution’s activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.

The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carriers and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.

Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.

The Energy Board has the authority to:

•	fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power;

•	approve our electric power supply plan;

•	designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator;

•	authorize our transmission and distribution investment projects;

•	approve our distribution commercial programs; and

•	rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow a gradual increase of the cost of the Heritage Pool Electricity starting in 2014. For the years 2014 to 2018, the average Heritage Pool Electricity cost will be the average cost for the previous year, plus 0.2¢/kWh, up to a maximum of 3.79¢/kWh. For 2019 and subsequent years, the average Heritage Pool Electricity cost will be that in effect for 2018 adjusted yearly (up to a maximum of 2%) for the annual variation in the Québec consumer price index (excluding alcoholic brevages and tobacco products).

Generation

The Energy Board’s jurisdiction does not extend to generation.

Transmission

Transmission rates and service terms and conditions are subject to approval by the Energy Board. On August 2, 2010, Hydro-Québec TransÉnergie filed an application with the Energy Board for the approval of a rate of $72.86/kW/year for firm point-to-point service with a rate rider (a rate rider is a temporary credit or charge approved by a regulator) for 2011 of minus $1.30/kW/year and an hourly rate of $8.32/MWh, and for an amount payable for transmission of the native load supply at $2,659,535,720 per year with a rate rider for 2011 of minus $47,452,600 applicable as of January 1, 2011. On December 16, 2010, the Energy Board approved these proposed rates, effective January 1, 2011, on an interim basis, pending a final determination on the rate application. On April 6, 2011, the Energy Board established the financial parameters on which the rates will be finalized. Hydro-Québec TransÉnergie has until April 29, 2011, to file for approval, by the Energy Board, final rates reflecting these parameters which approval is expected in May.

On August 14, 2007, the Direction – Contrôle et exploitation du réseau (System Control Operations Management) of Hydro-Québec TransÉnergie was designated as the Reliability Coordinator for Québec by the Energy Board.

Distribution

Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board. On November 1st, 2010, Hydro-Québec Distribution filed with the Energy Board its Electricity Supply Plan 2011-2020. A public hearing is scheduled for June 2011 and a decision is expected at the end of the year.

In August 2010, Hydro-Québec Distribution filed with the Energy Board an application for a rate freeze for the rate year beginning April 1, 2011. In March 2011, the Energy Board ordered an average rate decrease of 0.41% to Hydro-Québec Distribution due to lower operating costs and interest rates.

National Energy Board Act

Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada (the “National Board”) for such exports. We hold the following permits for short-term exports (contracts of five years or less):

•	one permit expiring on December 31, 2020 authorizing us to export annually up to 30 TWh of combined firm and interruptible energy to the United States;

•

one permit granted to our subsidiary, HQEM, expiring on April 7, 2019. The permit authorizes HQEM, as a power marketer, to export annually up to 30 TWh of firm and interruptible energy and up to 6,000 MW of power from interconnections located in other provinces.

Each of these permits allows us to take advantage of the spot market in the United States; however, long-term export contracts (more than five years) require prior issuance of specific permits or licenses by the National Board.

HQEM is authorized by an order of the National Board to export natural gas to the United States. This authorization will expire in 2013.

The National Board also regulates international power lines and we operate our interconnections with the United States in accordance with the terms and conditions of Certificates of Public Convenience and Necessity issued by the National Board.

Environmental Regulation

Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws.

Before beginning new construction, our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval by government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.

Environmental protection is a central concern of Hydro-Québec. Most activities that have an impact on the environment are governed by ISO 14001–certified environmental management systems. ISO 14001 is the environmental management standard of the International Organization for Standardization. In addition, every year, we review our management of environmental issues and publish a Sustainability Report.

The Government adopted the Sustainable Development Act (the “Sustainable Act”) in April 2006 and the Government Sustainable Development Strategy 2008-2013 (the “Government Strategy”), which came into effect in January 2008. As a Government-owned corporation, we are subject to the Sustainable Act and the Government Strategy and published our Sustainable Development Action Plan 2009-2013 (the “Action Plan”) in March 2009.

LITIGATION

Innus of Uashat mak Mani-Utenam

On December 30, 2003, representatives of the Innus of Uashat mak Mani-Utenam (the “Uashaunnuat”) instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and us seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and us, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. With Québec, we intend to contest this claim.

On May 7, 2010, the Uashaunnuat filed a motion before the Superior Court of Québec seeking an interlocutory injunction against the Attorney-General of Canada, the Attorney-General of Québec and us regarding, amongst other issues, our proposed construction of transmission lines to connect the Romaine River hydroelectric complex to our grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review conducted with respect to this project. Along with the Attorney-General of Québec representing the interests of Québec, we intend to contest this motion.

Innus of Pessamit

In November 2006, the Innus of Pessamit re-activated an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and us seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where our Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and us, jointly and severally, in an amount of $10.8 billion. In addition, the Innus of Pessamit are claiming compensatory annual payments of $657 million from Hydro-Québec. With Québec, we intend to contest this claim.

CF(L)Co

On February 23, 2010, CF(L)Co instituted proceedings against us seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract (see “Generation Operations-Power Purchases”) by increasing the pricing terms payable by us to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. We intend to contest this claim.

EMPLOYEES

We had 19,521 permanent employees as at December 31, 2010, and an average of 4,138 temporary employees during 2010. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent approximately 84% of our work force.

Eight collective agreements govern the working conditions of our unionized employees. These collective agreements, including the engineers’ collective agreement signed in 2010, extend to 2013 or 2014. They provide for a profit-sharing plan tied to the attainment of our business objectives and for annual salary increases of 2%.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the notes thereto. The financial information and tabular amounts presented herein are expressed in Canadian dollars, unless otherwise indicated. The consolidated financial statements take into account certain accounting practices that are specific to enterprises subject to rate regulation. These practices are detailed in Note 3 to the Consolidated Financial Statements.

This analysis contains statements based on estimates and assumptions concerning future results and the course of events. Given the risks and uncertainties inherent in any forward-looking statements, our actual future results could differ materially from those anticipated. Certain financial and operating data for previous years have been restated due, among other things, to the adoption of the straight-line depreciation method, and some have been reclassified to reflect the presentation adopted for the current year.

OVERVIEW

We earned net income of $2,515 million in 2010, exceeding the $2,400-million target in the Strategic Plan 2009-2013, in spite of difficult conditions as a result of precipitation levels considerably lower than the historic mean across the entire hydroelectric generating fleet. This positive result reflects strict control over operating expenses and higher-than-expected demand for electricity from industrial customers in Québec.

We achieved this result while maintaining prudent management of our reservoir storage: much of the shortfall in precipitation was offset during the year by a 50% reduction in the net electricity exports previously planned for 2010.

Net income decreased by $356 million from $2,871 million in 2009, among other things because Hydro-Québec Production limited its net exports, especially during the second half of the year. Revenue from net electricity exports therefore decreased by $224 million to $1,034 million in 2010. This result takes into account the $260-million positive effect of hedging operations carried out by us to counter the impact on our wholesale activities of lower energy prices and the appreciation of the Canadian dollar. Financial expenses, for their part, increased by $128 million over 2009.

Revenue totaled $12,338 million, which is comparable to the $12,333 million recorded in 2009. Revenue from electricity sales amounted to $12,019 million, versus $12,055 million in 2009: it decreased by $43 million in Québec and increased by $7 million outside Québec. Other revenue was $319 million, compared to $278 million in 2009.

Total expenditure amounted to $7,297 million, or $233 million more than in 2009. The difference is due to a $247-million increase in short-term electricity purchases by Hydro-Québec Production and a $233-million increase in depreciation and amortization expense. These items were partly offset by an $86-million decrease in electricity and fuel purchases by Hydro-Québec Distribution and by a $218-million favorable change in regulatory deferrals, mainly due to the recognition of a $144-million regulatory asset for revenue variances related to climate conditions as a result of the mild winter of 2010. Operating expenses totaled $2,581 million, a $54-million increase from 2009 that resulted from a $62-million rise in doubtful accounts related to electricity sales in Québec.

Financial expenses totaled $2,526 million, compared to $2,398 million in 2009, an increase of $128 million, mainly because of a higher amount of long-term debt and a decrease in capitalized financial expenses due, among other things, to the start-up of the Rupert diversion in fall 2009.

Cash from operating activities totaled $4.6 billion. This cash allowed us, among other things, to pay the 2009 dividend of $2,168 million and to finance a large portion of our investment program, which reached $4.2 billion in 2010, compared to $4.3 billion in 2009.

The dividend for 2010 amounts to $1,886 million.

CONSOLIDATED RESULTS

Revenue totaled $12,338 million, compared to $12,333 million in 2009. Revenue from electricity sales decreased by $36 million to $12,019 million. Sales in Québec accounted for $10,506 million of this amount, or $43 million less than in 2009. On markets outside Québec, revenue from electricity sales totaled $1,513 million, an increase of $7 million. Other revenue totaled $319 million, compared to $278 million in 2009. This $41-million increase is partly due to higher revenue from point-to-point transmission services provided to external customers.

The $43-million decrease in revenue from electricity sales in Québec resulted from a 3.2-TWh drop in volume related to the mild temperatures in winter 2010, which was offset by a 3.7-TWh increase in demand not associated with special contracts, primarily from industrial customers, and by the April 1, 2009 and 2010 rate adjustments. Demand associated with special contracts with certain large industrial customers increased by 1.3 TWh in 2010. However, the increase in revenue from these sales was counterbalanced by the less favorable impact than in 2009 of hedging operations related to exchange rates and aluminum prices. Risks related to special contracts are absorbed by Hydro-Québec Production. We also recorded sales of 1.4 TWh or $48 million as a result of the 60% interest we acquired in December 2009 in Manicouagan Power Limited Partnership, which owns and operates McCormick generating station.

The $7-million increase in revenue from electricity sales on markets outside Québec is due to a slight increase in sales volume at Hydro-Québec Production.

Total expenditure was $7,297 million, or $233 million more than in 2009.

Operating expenses totaled $2,581 million, a $54-million increase from 2009 that resulted mainly from a $62-million rise in doubtful accounts related to electricity sales in Québec. The efficiency gains achieved by us were sufficient to offset indexing and annual inflation as well as the additional expenses related to growth in operations, stemming notably from the expansion of the transmission and distribution systems.

Electricity and fuel purchases totaled $1,390 million in 2010, compared to $1,207 million in 2009, a $183-million increase due mainly to a $247-million rise in the volume of short-term electricity purchases made by Hydro-Québec Production. This increase was partly offset by an $86-million decrease in electricity and fuel purchases made by Hydro-Québec Distribution as a result of the mild temperatures in winter 2010.

Depreciation and amortization expense totaled $2,605 million, an increase of $233 million from 2009. The difference is due to a $423-million increase in the depreciation of property, plant and equipment, mainly because of the adoption of the straight-line depreciation method, which was applied prospectively to assets related to regulated activities in accordance with a decision made by the Energy Board, as well as to the impact of the commissioning of capital assets, including the Rupert diversion, in fall 2009. The amortization expense related to regulatory assets and liabilities, recognized in accordance with the conditions established by the Energy Board, decreased by $199 million mainly as a result of a $168-million reduction in amortization of the regulatory asset in connection with the net costs related to retirement of property, plant and equipment and intangible assets, given that only the costs related to Des Cantons substation remained to be amortized in 2010. Amortization of regulatory assets and liabilities was taken into account in setting the electricity transmission and distribution rates.

Taxes were $909 million, compared to $928 million in 2009. This decrease resulted, among other things, from a reduction in water-power royalties paid by Hydro-Québec Production, due to a lower production volume.

The change in the amounts recognized as regulatory deferrals compared to 2009 resulted in a $218-million decrease in expenditure, mainly because of revenue variances related to climate conditions and variances in supply costs for electricity in excess of the Heritage Pool Electricity.

Revenue variances related to climate conditions correspond to differences between Hydro-Québec Distribution’s actual transmission and distribution revenue and the revenue forecasts established on the basis of the climate normal for rate application purposes. Due to the mild temperatures in winter 2010, the regulatory asset recognized in this regard amounted to $144 million in 2010, compared to $10 million in 2009, for a positive variance of $134 million.

As for variances in supply costs for electricity in excess of the Heritage Pool Electricity, a $56-million regulatory asset was recorded in 2010 to take into account the fact that the actual supply costs were higher than the costs forecasted for the purpose of rate-setting by the Energy Board. In 2009, a $31-million regulatory liability had been recognized in this regard, for an $87-million positive variance.

REGULATORY DEFERRALS – IMPACT ON INCOME ($M)

	2010		2009		Variance
Regulatory deferrals	188	h	30	i	218	h

Revenue variances related to climate conditions	144	h	10	h	134	h
Variances in supply costs for electricity in excess of the Heritage Pool Electricity	56	h	31	i	87	h
Other deferrals	12	i	9	i	3	i

Financial expenses totaled $2,526 million, compared to $2,398 million in 2009, a $128-million increase due mainly to a higher amount of long-term debt and a decrease in capitalized financial expenses, presented as a reduction against financial expenses. The decrease in capitalized financial expenses is due in particular to the start-up of the Rupert diversion in fall 2009.

	2010	2009
OPERATIONS AND DIVIDEND ($M)
Revenue	12,338	12,333
Operating income	5,041	5,269
Net income	2,515	2,871
Dividend	1,886	2,168

BALANCE SHEETS ($M)
Total assets	65,898	64,992
Property, plant and equipment	55,512	53,824
Long-term debt, including current portion and perpetual debt	38,660	37,943
Equity	18,566	18,419

RATIOS
Interest coverage	1.92	2.11
Return on equity (%)	14.0	16.5
Profit margin (%)	20.4	23.3
Capitalization (%)	32.1	32.6
Self-financing (%)	46.8	41.3

Note:	The comparative data include adjustments mainly associated with the change in the accounting policy regarding the depreciation method for property, plant and equipment. This change is described in Note 2 to the Consolidated Financial Statements. In addition, certain comparative figures have been reclassified to reflect the presentation adopted for 2010.

FINANCIAL POSITION

Operating activities

Cash from operating activities totaled $4.6 billion in 2010, compared to $4.8 billion in 2009. These funds were mainly used to pay the dividend for 2009 and to finance a large portion of the investment program.

Investing activities

In 2010, we invested $4.2 billion in property, plant and equipment, intangible assets and the Energy Efficiency Plan (EEP), compared to $4.3 billion in 2009. Of this total, $2.0 billion was invested in development projects and $2.0 billion in maintaining or improving the quality of assets, while $0.2 billion went to the EEP.

Hydro-Québec Production invested a total of $1,900 million in 2010, compared to $2,033 million in 2009. As expected, a large portion of this amount, $1,234 million, was invested in development projects such as Eastmain-1-A/Sarcelle/Rupert and the Romaine complex. The amounts allocated to asset maintenance and improvement totaled $666 million. Among other things, rehabilitation continued at Beauharnois generating station, the La Tuque development and the Manicouagan complex during 2010.

Capital spending at Hydro-Québec TransÉnergie totaled $1,248 million in 2010, with 34% used to increase transmission capacity and integrate the output from new hydroelectric and wind power facilities. These projects include ongoing work to connect Eastmain-1-A and Sarcelle powerhouses, the completion of Anne-Hébert substation and the Chénier–Outaouais line (the final link in the 1,250-MW interconnection with Ontario) and the continuing work to integrate output from wind farms in the Gaspésie region. The remainder was devoted to long-term transmission system operability, including the project to upgrade the main transmission system, which will extend until 2012.

Hydro-Québec Distribution invested $728 million in order to handle its growing customer base, ensure the long-term operability of the distribution system and enhance service quality. An additional $216 million was allocated to the EEP.

Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James carry out engineering, construction and refurbishment projects for Hydro-Québec Production and Hydro-Québec TransÉnergie. Hydro-Québec Équipement et services partagés also offers real estate management, material management, procurement, transportation and other services to our divisions and units.

Financing activities

Bond issues made on the Canadian market in February, August and October 2010, maturing in February 2050, raised $1.6 billion at an average rate of 4.50%. The proceeds were used to finance a portion of the investment program and repay maturing debt.

SOURCES OF FINANCING

Type of financing	Amount authorized by the Board of Directors	Market	Outstanding as at December 31, 2010
Credit lines	C$500 million [a] or US$500 million [a]		C$5 million

Credit facility [b]	US$2,000 million		—

Commercial paper [b]	US$2,250 million or equivalent in C$	United States or Canada	C$8 million

Medium-term notes [b]	US$3,000 million or equivalent in other currencies	United States	US$400 million
	C$20,000 million or equivalent in US$	Canada	C$12,256 million

a)	Of this amount, $367 million is covered by operating credit line agreements with financial institutions.
b)	Guaranteed by the Québec government.

Dividend and capitalization rate

The dividend for 2010 amounts to $1,886 million. Once this dividend is factored in, the capitalization rate (defined as the equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets) was 32.1% as at December 31, 2010.

SEGMENTED INFORMATION

As in 2009, we have four operating segments in 2010, Generation, Transmission, Distribution and Construction, as well as activities grouped under Corporate and Other Activities.

						2010
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Hydro-Québec [a]
Revenue	6,535	3,117	10,603	2,607	1,375	12,338
Net income (loss)	1,605	447	453	—	(2)	2,515
Total assets	30,609	18,072	12,746	449	4,306	65,898

						2009
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Hydro-Québec [a]
Revenue	6,407	2,929	10,717	2,645	1,306	12,333
Net income	2,053	435	363	—	8	2,871
Total assets	29,249	17,677	12,383	423	5,571	64,992

a)	Includes the intersegment eliminations presented in Note 23 to the Consolidated Financial Statements.

Note:	The comparative data include adjustments mainly associated with the change in the accounting policy regarding the depreciation method for property, plant and equipment. This change is described in Note 2 to the Consolidated Financial Statements. In addition, certain comparative figures have been reclassified to reflect the presentation adopted for 2010.

Segment highlights

The Generation segment recorded net income of $1,605 million, compared to $2,053 million in 2009, a decrease of $448 million. As a result of precipitation levels considerably lower than the historic mean across the entire hydroelectric generating fleet, the division limited its net exports in 2010, especially in the second half of the year. Net reservoir drawdown went from 18.5 TWh in 2009 to 12.6 TWh in 2010, a 32% decrease. However, the contribution made by net exports rose from 6.8¢/kWh in 2009 to 8.2¢/kWh in 2010. Revenue from net electricity exports consequently decreased by $224 million from 2009. The negative impact of special contracts signed with certain large industrial customers in Québec under conditions agreed to some 20 years ago decreased by $95 million, from $254 million in 2009 to $159 million in 2010 as a result, among other things, of an increase in aluminum prices. The impact of these contracts was more than offset by the positive effect, totaling $214 million, compared to $391 million in 2009, of hedging operations carried out by us on exchange rates and aluminum prices. Transmission system reservation costs paid to Hydro-Québec TransÉnergie increased by $107 million, most of which was related to long-term point-to-point transmission services. Financial expenses increased by $100 million.

The Transmission segment recorded net income of $447 million, an increase of $12 million from $435 million in 2009. Revenue from native load transmission service increased by $76 million. Depreciation and amortization expense increased by $170 million, mainly because of the adoption of the straight-line depreciation method, which was applied prospectively to assets related to regulated activities in accordance with a decision made by the Energy Board. Revenue from point-to-point transmission services provided to Hydro-Québec Production increased by $107 million.

The Distribution segment recorded net income of $453 million, compared to $363 million in 2009, an increase of $90 million. The decrease in revenue from electricity sales resulting from the mild temperatures in winter 2010 and the increase in transmission costs, net of electricity and fuel purchases, were offset by a positive variance in regulatory deferrals, mainly for revenue variances related to climate conditions and variances in supply costs for electricity in excess of the Heritage Pool Electricity. Operating expenses were higher because of an increase in doubtful accounts related to electricity sales in Québec.

The Construction segment recorded a volume of activity of $2,607 million, compared to $2,645 million in 2009. As in 2009, this high volume stemmed from work on several major projects.

GENERATION

Under the Act respecting the Régie de l’énergie, Hydro-Québec Production is required to provide Hydro-Québec Distribution with up to 165 TWh a year of heritage pool electricity. The division sells its excess output on deregulated markets in northeastern North America, including Québec, at market prices. It may also compete for contracts under Hydro-Québec Distribution’s open tendering process.

The division operates 64 generating stations. Its capital projects serve a twofold objective: to ensure the long-term operability of existing facilities and to continue development of Québec’s hydroelectric potential.

Operating results

Hydro-Québec Production recorded net income of $1,605 million, compared to $2,053 million in 2009, a decrease of $448 million. As a result of precipitation levels considerably lower than the historic mean across the entire hydroelectric generating fleet, the division limited its net exports in 2010, especially in the second half of the year. Net reservoir drawdown went from 18.5 TWh in 2009 to 12.6 TWh in 2010, a 32% decrease. However, the contribution made by net exports rose from 6.8¢/kWh in 2009 to 8.2¢/kWh in 2010. Revenue from net electricity exports consequently decreased by $224 million from 2009. The negative impact of special contracts signed with certain large industrial customers in Québec under conditions agreed to some 20 years ago decreased by $95 million, from $254 million in 2009 to $159 million in 2010 as a result, among other things, of an increase in aluminum prices. The impact of these contracts was more than offset by the positive effect, totaling $214 million, compared to $391 million in 2009, of hedging operations carried out by us on exchange rates and aluminum prices. Transmission system reservation costs paid to Hydro-Québec TransÉnergie increased by $107 million, most of which was related to long-term point-to-point transmission services. Financial expenses increased by $100 million.

Electricity sales in Québec

Sales to Hydro-Québec Distribution

In 2010, the total volume of electricity sales to Hydro-Québec Distribution was 167.6 TWh, compared to 164.2 TWh in 2009, an increase of 3.4 TWh. Revenue generated by these sales increased by $103 million to $4,735 million, mainly due to higher industrial demand.

Special contracts between Hydro-Québec Distribution and large industrial customers

The risks related to Hydro-Québec Distribution’s special contracts with certain large industrial customers in Québec are absorbed by Hydro-Québec Production. In 2010, revenue from these contracts increased by $99 million to a total of $842 million because of higher aluminum prices and growth in demand, mainly from a customer who was also affected by the low runoff; these two factors were partly offset by the appreciation of the Canadian dollar. Special contracts nonetheless had a $159-million negative impact on net income, which is $95 million less than in 2009. Hedging operations carried out by us, as part of our risk management strategy related to aluminum prices and exchange rates, generated a $214-million positive impact in 2010, compared to $391 million in 2009.

Sales by HQ Manicouagan

In December 2009, we, through our subsidiary HQ Manicouagan, acquired a 60% interest in Manicouagan Power Limited Partnership, which owns and operates McCormick generating station. In 2010, Hydro-Québec Production recorded electricity sales of 1.4 TWh or $48 million as a result of this interest.

Electricity sales outside Québec

Electricity sales outside Québec generated revenue of $1,513 million for 23.3 TWh in 2010, compared to $1,495 million for 23.0 TWh in 2009. Short-term electricity sales earned $1,266 million for 20.6 TWh, compared to $1,239 million for 20.4 TWh in 2009.

Net electricity exports earned $1,034 million in 2010 for a net reservoir drawdown of 12.6 TWh, compared to $1,258 million for 18.5 TWh in 2009. This represented a unit contribution of 8.2¢/kWh in 2010, against 6.8¢/kWh in 2009.

As at December 31, 2010, reservoir storage stood at 99.4 TWh, compared to 112.9 TWh a year earlier. This decrease is because natural water inflows were approximately 23 TWh below the historic mean. Reservoir storage continues to meet the criteria set for management of risks related to security of the energy supply.

Electricity and fuel purchases and transmission costs

Electricity and fuel purchases totaled $1,443 million in 2010, an increase of $400 million from 2009 that resulted from a rise in purchase volume. Specifically, short-term purchases amounted to $470 million for 9.9 TWh, compared to $223 million for 3.7 TWh in 2009. Transmission system reservation costs paid to Hydro-Québec TransÉnergie increased by $107 million; most of this increase is attributable to long-term point-to-point transmission services.

Depreciation and amortization

Depreciation and amortization expense totaled $725 million, compared to $667 million in 2009, a $58-million increase. The difference is due, among other things, to the start-up of the Rupert diversion in fall 2009.

Investing activities

Investments in property, plant and equipment and intangible assets affecting cash totaled $1,900 million in 2010. Of this amount, $1,234 million went toward development activities, including work on the Eastmain-1-A/Sarcelle/Rupert and Romaine hydroelectric projects.

Hydro-Québec Production also invested $666 million in refitting and asset sustainment initiatives. Among other things, it carried out rehabilitation work at Beauharnois generating station, the La Tuque development and the Manicouagan complex.

TRANSMISSION

Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec.

The operations of Hydro-Québec TransÉnergie are regulated by the Energy Board.

Rate case

For 2010, the revenue authorized by the Energy Board for transmission rate-setting purposes totaled $2,999 million, including $2,651 million in native load transmission revenue (representing a $76-million increase over 2009) and $348 million for short- and long-term point-to-point transmission services.

Operating results

Hydro-Québec TransÉnergie recorded net income of $447 million, a $12-million increase from $435 million in 2009. Revenue from native load transmission service increased by $76 million. Depreciation and amortization expense increased by $170 million, mainly because of the adoption of the straight-line depreciation method, which was applied prospectively to assets related to regulated activities in accordance with a decision made by the Energy Board. Revenue from point-to-point transmission services provided to Hydro-Québec Production increased by $107 million.

Investing activities

In 2010, Hydro-Québec TransÉnergie invested $1,248 million in property, plant and equipment and intangible assets affecting cash, namely $423 million for growth projects and $825 million for asset sustainment projects. The purpose of growth projects is to increase transmission capacity and bring new hydropower plants and wind farms onto the grid. The asset sustainment projects involve maintaining facilities, improving service quality and complying with the legal and regulatory requirements for operating a power transmission system.

Under growth projects, the division invested $85 million in connecting Eastmain-1-A and Sarcelle powerhouses, work that will be completed in 2011. It also devoted $64 million to the 1,250-MW interconnection project with Ontario, including the completion of the Chénier–Outaouais line, which was commissioned during the second quarter. At the same time, it finished construction of Anne-Hébert substation and continued work to integrate the output from wind farms in the Gaspésie region.

Under asset sustainment projects, which represented 66% of the division’s investments in 2010, Hydro-Québec TransÉnergie invested $653 million in replacing equipment and modernizing facilities. It also devoted $134 million to improving service quality. In addition, the division undertook an upgrade of the main transmission system.

DISTRIBUTION

Hydro-Québec Distribution provides electricity to the Québec market and delivers reliable power and quality services to its customers with a view to efficiency and sustainable development. In this context, it also promotes energy-saving measures among its customers.

The division’s activities are regulated by the Energy Board, which has exclusive jurisdiction to set electricity rates.

Rate case

In March 2010, the Energy Board approved an across-the-board rate increase of 0.35%, effective April 1, 2010. In the rate application filed with the Energy Board in August 2010, Hydro-Québec Distribution did not propose any electricity rate increase for the period from April 1, 2011, to March 31, 2012. In March 2011, the Energy Board approved an average rate decrease of 0.41% effective April 1, 2011.

Supplying the Québec market

Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity (165 TWh) reserved for it by Hydro-Québec Production, the division issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly on the market, without tendering, under an exemption granted by the Energy Board. For unforeseen needs that cannot be met otherwise, the division relies on a framework agreement with Hydro-Québec Production that covers the period from January 1, 2009, to December 31, 2013. The agreement was approved by the Energy Board in 2009.

In 2010, Hydro-Québec Distribution filed the Electricity Supply Plan 2011–2020 with the Energy Board. Compared to the most recent progress report on the previous plan, which was submitted in October 2009, the 2011-2020 Plan forecasts slower growth in the Québec market’s energy requirements due, among other things, to lower demand from industrial customers, particularly in the pulp and paper sector, as well as to continued measures to improve energy efficiency.

To balance supply and demand, Hydro-Québec Distribution extended to 2011 the suspension of deliveries of power from the TransCanada Energy generating station in Bécancour. It also amended the agreements signed with Hydro-Québec Production to defer a portion of the baseload and cycling deliveries contracted for. Among other things, the amendments extend the term of the agreements and allow the deferred deliveries to be called in as needed. Both these measures were approved by the Energy Board in 2010.

Finally, Hydro-Québec Distribution is continuing its efforts to promote energy efficiency. In 2010, its programs generated new energy savings of 989 GWh, for a total of 5.3 TWh of annual savings achieved to date. The division has a target of 11 TWh by 2015.

Operating results

Hydro-Québec Distribution recorded net income of $453 million, compared to $363 million in 2009, an increase of $90 million. The decrease in revenue from electricity sales resulting from the mild temperatures in winter 2010 and the increase in transmission costs, net of electricity and fuel purchases, were offset by a positive variance in regulatory deferrals, mainly concerning revenue variances related to climate conditions and variances in supply costs for electricity in excess of the Heritage Pool Electricity. Operating expenses were higher because of an increase in doubtful accounts related to electricity sales in Québec.

Electricity sales in Québec

Revenue from electricity sales totaled $10,417 million, a $124-million decrease from 2009. The effect of the mild temperatures in winter 2010 was offset by higher industrial demand and the April 1, 2009 and 2010 rate adjustments. Revenue from special contracts with certain large industrial customers decreased because of the smaller favorable impact than in 2009 of hedging operations related to exchange rates and aluminum prices. Risks related to special contracts are absorbed by Hydro-Québec Production.

Sales volume rose 1.8 TWh to 166.9 TWh, compared to 165.1 TWh in 2009, largely due to a 5.0-TWh increase in demand, for the most part from industrial customers and mainly as a result of the gradual recovery of operations in the pulp and paper and smelting and refining sectors after a year of temporary plant closures and production stoppages in 2009. Sales to industrial customers returned to the same level as before the 2009 economic slowdown. Mild temperatures in winter 2010 reduced sales by 3.2 TWh. The decrease was mainly attributable to the Residential and farm category, which is more sensitive to climate variations because of its heating requirements.

ELECTRICITY SALES IN QUÉBEC BY CATEGORY

	Sales volume				Sales revenue
	2010	2010–2009 change		2010	2010–2009 change
Customer category	TWh	TWh	%	$M	$M	%
Residential and farm	59.5	(3.0)	(4.8)	4,302	(198)	(4.4)
Commercial and institutional	33.9	(0.2)	(0.6)	2,648	(14)	(0.5)
Industrial	68.4	5.1	8.1	3,185	93	3.0
Other	5.1	(0.1)	(1.9)	282	(5)	(1.7)

Total	166.9	1.8	1.1	10,417	(124)	(1.2)

FACTORS IN THE 2010–2009 CHANGE IN SALES BY CATEGORY

	Volume effects					Price effects			Total
	Baseload demand		Temperatures		Total	Rate adjustments	Other	Total
Customer category	TWh	$M	TWh	$M	$M	$M	$M	$M	$M
Residential and farm	(0.5)	(34)	(2.5)	(197)	(231)	30	3	33	(198)
Commercial and institutional	0.3	22	(0.5)	(35)	(13)	16	(17)	(1)	(14)
Industrial	5.2	225	(0.1)	(2)	223	15	(145)	(130)	93
Other	—	4	(0.1)	(3)	1	1	(7)	(6)	(5)

Total	5.0	217	(3.2)	(237)	(20)	62	(166)	(104)	(124)

Electricity and fuel purchases and transmission costs

Net electricity and fuel purchases decreased by $19 million from 2009, while the cost of native load transmission service increased by $76 million.

Depreciation and amortization

Depreciation and amortization expense totaled $859 million, compared to $868 million in 2009, a $9-million decrease due in part to a $151-million reduction in amortization for regulatory assets and liabilities recognized in accordance with the conditions set by the Energy Board. The balance of the regulatory asset in connection with the net costs related to retirement of property, plant and equipment and intangible assets was fully amortized in 2009. Depreciation expense for property, plant and equipment increased by $145 million, mainly because of the adoption of the straight-line depreciation method, which was applied prospectively to assets related to regulated activities in accordance with a decision by the Energy Board.

Regulatory deferrals

The change in the amounts recognized as regulatory deferrals compared to 2009 decreased expenditure by $230 million, primarily as a result of revenue variances related to climate conditions and variances in supply costs for electricity in excess of the Heritage Pool Electricity.

Revenue variances related to climate conditions correspond to differences between Hydro-Québec Distribution’s actual transmission and distribution revenue and the revenue forecasts established on the basis of the climate normal for rate application purposes. Because of the mild temperatures in winter 2010, the regulatory asset recognized in this regard was $144 million in 2010, compared to $10 million in 2009, for a positive variance of $134 million.

As for variances in supply costs for electricity in excess of the Heritage Pool Electricity, a $56-million regulatory asset was recorded in 2010 to take into account the fact that the actual supply costs were higher than the costs forecasted for the purpose of rate-setting by the Energy Board. In 2009, a $31-million regulatory liability had been recognized in this regard, for an $87-million positive variance.

Investing activities

In 2010, Hydro-Québec Distribution’s investments in property, plant and equipment and intangible assets affecting cash totaled $728 million.

Of this amount, $346 million went toward handling the growth of its Québec customer base, including $205 million for new customer hookups. The division also invested $272 million in asset sustainment and $43 million to improve service quality, including $32 million for the distribution automation program, which will permit remote monitoring of equipment and improvements in system reliability indicators.

Hydro-Québec Distribution also invested $216 million in the Energy Efficiency Plan.

CONSTRUCTION

The Construction segment includes activities related to the projects carried out by Hydro-Québec Équipement et services partagés1 and by Société d’énergie de la Baie James (“SEBJ”).

Hydro-Québec Équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (the “JBNQ Agreement”). SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may carry out projects outside Québec.

As engineering and environmental specialists, Hydro-Québec Équipement et services partagés and SEBJ also offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services may include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

Volume of activity

Hydro-Québec Équipement et services partagés and SEBJ carried out activities worth a total of $2,607 million in 2010, compared to $2,645 million in the previous year. As in 2009, the high volume can be attributed to several large-scale projects. Work done for Hydro-Québec Production totaled $1,610 million, compared to $1,695 million in 2009, while work done for Hydro-Québec TransÉnergie totaled $953 million, compared to $895 million in 2009.

Hydro-Québec Équipement et services partagés

In 2010, power generation and transmission projects worth a total of $1,927 million were carried out by Hydro-Québec Équipement et services partagés, compared to $1,679 million in 2009. Work done for Hydro-Québec Production included the Romaine project as well as the rehabilitation of several facilities, such as Beauharnois generating station and some equipment at the Manicouagan complex. For Hydro-Québec TransÉnergie, the division undertook several projects related to the connection of Eastmain-1-A and Sarcelle powerhouses and the upgrade of the main transmission system. At the same time, it completed the construction of the 315-kV Chénier–Outaouais line. It also continued work on projects designed to integrate the output from wind farms in the Gaspésie region or to increase transmission system capacity.

Société d’énergie de la Baie James

SEBJ’s activities, carried out on behalf of Hydro-Québec Production, represented a total of $680 million, compared to $966 million in 2009. The main work took place at Eastmain-1-A (generating unit assembly and excavation of the tailrace canal and temporary dike) and Sarcelle (generating unit assembly and concreting of the powerhouse). Following the start-up of the Rupert diversion in fall 2009, SEBJ also completed the hydraulic structures on the reduced-flow section of the Rivière Rupert.

1)	The operations of the Direction principale – Centre de services partagés are included under Corporate and Other Activities.

CORPORATE AND OTHER ACTIVITIES

This heading includes corporate activities, the Direction principale – Centre de services partagés and the Groupe – Technologie.

Results

The results posted by Corporate and Other Activities were $10 million lower than in 2009.

Corporate activities

Corporate activities consist of the Vice-présidence – Ressources humaines; financial services, which are divided into two departments; and the Groupe – Affaires corporatives et secrétariat général.

The Vice-présidence – Ressources humaines develops strategies, guidelines, frameworks, corporate programs and objectives in matters pertaining to human resources and skills development. Its mission includes providing certain products and services in these areas to the entire company. In addition, it seeks to ensure that Management can count on optimum human resources conditions.

The Vice-présidence – Comptabilité et contrôle is responsible for overseeing financial, regulatory and management accounting as well as integrated enterprise risk management. It also has the task of producing and analyzing our consolidated financial statements. Its other duties include financial planning, taxation, financial control and disbursements related to payroll and accounts payable.

The Vice-présidence – Financement, trésorerie et caisse de retraite is in charge of meeting our financing requirements, managing our treasury and maintaining relations with Hydro-Québec bondholders and rating agencies. It also acts as trustee of Hydro-Québec’s pension fund. In 2010, Hydro-Québec’s pension fund posted a 13.7% return. The 2009 return was 16.4%.

The Groupe – Affaires corporatives et secrétariat général provides support services and strategic consulting in the areas of communications, public affairs, environment, ethics and government relations. It is also responsible for services and expertise related to legal affairs as well as safety and security of persons and property. In addition, it coordinates strategic planning and our contribution to the electrification of ground transportation. The Secretary General assists the President and Chief Executive Officer in carrying out our mandate and acts as Secretary to the Board of Directors and the Board committees at Hydro-Québec and its subsidiaries.

Direction principale – Centre de services partagés

The Direction principale – Centre de services partagés, which has been part of Hydro-Québec Équipement et services partagés since January 1, 2010, develops strategies, guidelines and frameworks pertaining to procurement and services common to the entire company. It provides divisions and corporate units with support services, at least cost and adapted to their needs, so that they can focus on their core activities. These services include procurement of goods and services, real estate management, document management, material management and transportation services.

Its revenue totaled $474 million in 2010, compared to $460 million in 2009, a 3% increase.

Groupe – Technologie

The Groupe – Technologie is composed primarily of the Direction principale – Télécommunications, the Direction principale – Technologie de l’information, our research institute and the subsidiaries Hydro-Québec IndusTech and Hydro-Québec CapiTech. The group’s mandate is to ensure the integrated management of technological innovation and the optimal management of telecommunications and information technology infrastructure. With this in mind, it has continued to implement an overall vision for systems governance, architecture and security in order to capitalize on the convergence of technologies.

Direction principale – Télécommunications and Direction principale – Technologie de l’information

The Direction principale – Télécommunications and the Direction principale – Technologie de l’information enhance the efficiency of divisions and corporate units by offering technology solutions in line with our business priorities.

In 2010, these two units recorded revenue of $519 million, compared to $491 million in 2009.

Research institute

Our research institute provides technical assistance to the divisions and carries out technological innovation projects to support their operations and ensure our long-term development. We allocate approximately $100 million annually to the institute’s activities.

Hydro-Québec IndusTech

The mission of Hydro-Québec IndusTech is to partner with the private sector in industrializing and marketing technologies resulting from our research activities. Among other things, it is responsible for TM4 inc., a company active in the field of electric powertrain systems. As at December 31, 2010, TM4 had delivered close to 100 units of its MfTIVETM system to the Indian automaker Tata Motors for the Indica Vista electric cars that will be used in a demonstration program in Europe in early 2011.

Investing activities

In 2010, the Groupe – Technologie’s investments totaled $85 million, of which $76 million was earmarked for maintaining asset quality and $9 million for meeting growth in demand.

INTEGRATED ENTERPRISE RISK MANAGEMENT

For a number of years, we have applied an integrated enterprise risk management process that is now part of our ongoing business practices. This process is supported by various control, communication and assessment mechanisms that enable us to monitor risk developments on a dynamic basis.

Our divisions and corporate units are central to the process. As part of their ongoing activities, they manage the risks to which they are exposed and reassess them on a regular basis, daily in some cases. In concrete terms, each division or corporate unit must determine and assess its main risks and then develop and apply mitigation measures to ensure that residual risks are at a level acceptable to us. During the annual planning process, this exercise results in a consolidated portfolio of enterprise risks. This consolidated portfolio is presented to the Board of Directors with the Strategic Plan or the annual Business Plan, which include an analysis of the sensitivity of net income to the principal risks. The divisions and corporate units report on their risk management follow-up and activities to the Management Committee, which then acts as a risk management committee to provide overall monitoring of enterprise risks.

FINANCIAL RISKS

In the course of our operations, we carry out transactions that expose us to certain financial risks, such as market and credit risk. Rigorous follow-up and the adoption of strategies that include the use of derivative instruments considerably reduce exposure to such risks and their impact on results.

Market risk

Our results are subject to different types of market risk associated mainly with fluctuations in the Canadian dollar’s exchange rate compared to the U.S. dollar as well as fluctuations in interest rates and aluminum prices. Exchange rate fluctuations affect revenue from sales denominated in U.S. dollars as well as the cost of U.S. dollar–denominated debt and swaps. Interest rate fluctuations affect financial expenses, pension costs and the authorized return on equity of regulated divisions. Aluminum price fluctuations have an impact on the revenue from special contracts with certain large industrial customers in Québec.

The three types of market risk are subject to active integrated management, in particular through derivative financial products. The purpose of such management is to limit the impact of market risk on our short-term results, according to strategies and criteria established based on our risk tolerance. Furthermore, we can count on certain offsetting factors that mitigate our market risk over the medium and long term. For example, we hold debt and swaps denominated in U.S. dollars as a hedge against sales in that currency. The effect of exchange rate fluctuations on sales is thus offset by exchange gains or losses on debt in U.S. dollars. There is also an offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on the one hand, and the impact of such an increase or decrease on pension costs and the authorized return on equity of regulated divisions, on the other.

Credit risk

Credit risk is the risk that a counterparty may not meet its contractual obligations. We are exposed to credit risk related to receivables through ongoing energy sales in Québec. These sales are billed at rates that provide for cost recovery according to conditions approved by the Energy Board. We are also exposed to credit risk related to the cash equivalents, short-term investments and derivative instruments traded with financial institutions and other issuers and, to a lesser extent, with North American energy companies under Hydro-Québec Distribution supply contracts and Hydro-Québec Production energy transactions on markets outside Québec.

Exposure to credit risk is mitigated by the implementation of limits and frameworks for risk concentration and level of exposure by counterparty. To ensure compliance with such limits and frameworks, we take a proactive approach based on various controls and monitoring reports. These enable us to react quickly to any event that could have an impact on the financial condition of our counterparties. In addition, we generally do business with counterparties that have a high credit rating. We also enter into agreements to limit the market value of the main portfolios of derivative instruments.

OPERATIONAL RISKS

Generation

One of the principal uncertainties that we face relates to natural water inflows. Hydro-Québec Production must ensure that it is able to meet its commitments to supply the annual heritage pool of 165 TWh to Hydro-Québec Distribution and fulfill its contractual obligations. In concrete terms, this means being able to cover a natural inflow deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To meet this requirement, the division applies a variety of mitigation measures and closely monitors them. It therefore manages its reservoir storage on a multiyear basis and maintains a protective margin between its generating capacity and its commitments. This allows the division to compensate for variations in runoff, replenish its reserves or take advantage of business opportunities. We regularly report to the Energy Board on our generating capacity and the energy reserve of Hydro-Québec Production.

Beyond runoff uncertainties and credit risk, Hydro-Québec Production’s wholesale activities are subject to market risk and the risk of unavailability of generating and transmission equipment. Market risk results from fluctuations in electricity and fuel prices, and is mitigated by ongoing monitoring of trends in wholesale markets and the use of hedging derivative instruments. The risk of unavailability of generating and transmission equipment is maintained at a level deemed acceptable through maintenance and upgrade programs.

The risks related to Hydro-Québec Production’s wholesale activities are quantified in an integrated fashion by a team of specialists that is independent of the group carrying out the transactions. This team sees to the application of controls, presents daily reports to Senior Management and ensures compliance with the limits approved by Management and the Board of Directors.

Transmission

Several factors, such as extreme weather and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by Hydro-Québec TransÉnergie to prevent these problems includes implementing the standards of the North American Electric Reliability Corporation and the Northeast Power Coordinating Council, as well as measures to maintain and improve transmission facilities and extend their useful life. In 2007, the Energy Board confirmed the reliability expertise of Hydro-Québec TransÉnergie by designating its Direction – Contrôle des mouvements d’énergie (now the Direction – Contrôle et exploitation du réseau), the unit responsible for system control, as Reliability Coordinator for Québec. In this capacity, the Direction filed the reliability standards applicable to generating facilities and transmission systems in Québec, as well as a register of entities subject to these standards, with the Energy Board in June 2009.

Hydro-Québec TransÉnergie must ensure adequate transmission capacity to supply Hydro-Québec Distribution and other customers, as well as transmission system security and reliability. To do so, the division relies, among other things, on a strategy of ensuring long-term operability of transmission assets and on optimal management of annual peak load.

Distribution

Hydro-Québec Distribution’s activities are subject to uncertainty related to fluctuations in demand (under normal climate conditions) due to the economic and energy situation, which have an impact on results. When demand is lower than the forecasts made in the rate application, the division cannot recover from customers all the costs related to power distribution, power transmission through the Hydro-Québec TransÉnergie system and customer services. To counter the impact of this risk, the division constantly fine-tunes its method of forecasting demand for electricity.

In addition, Hydro-Québec Distribution applies a series of measures to ensure long-term operability of the distribution system, and hence service quality. These measures include compliance with applicable standards for overhead and underground systems, the implementation of an asset maintenance program and a strategy for asset renewal, as well as vegetation control.

In order to promote better energy use, the division is also pursuing its efforts in the area of energy efficiency.

Construction

One of the principal risks that Hydro-Québec Équipement et services partagés must deal with is pressure on project costs, due to the rising cost of labor in the construction industry and higher prices for steel, petroleum products and components manufactured outside Canada, among other things. In this regard, the ongoing consolidation of electrical equipment suppliers could affect the medium- and long-term price or availability of such equipment.

To meet its commitments and continue to apply high quality and safety standards, Hydro-Québec Équipement et services partagés has implemented a number of management measures that reduce its risk exposure. For instance, the division monitors key indicators for trends in prices and the rate of activity in the construction industry. It has also developed procurement strategies that promote competition or maintaining expertise in most markets and it adjusts its project completion strategies according to economic conditions, in consultation with its customers.

Corporate and Other Activities

Environmental protection and conservation are among our central concerns. Most activities that have a significant impact on the environment are governed by an ISO 14001–certified environmental management system. In addition, every year, we review our management of environmental issues and detail them in our Sustainability Report.

We are also concerned with information security and the risks associated with confidentiality and with the loss of availability or integrity of systems and data as a result of malicious acts, error or natural disaster. We regularly assess how well our information systems are protected against these threats and implement the necessary security measures. These measures include an information and communication technologies security program, an antivirus expertise centre, Internet filtering, a security monitoring centre, managing of identities and access, and managing of incidents and vulnerabilities.

Finally, we have a corporate emergency response plan to ensure the continuity of our operations and our mission in case of an exceptional event. The plan defines the material, technical and organizational means required to restore electrical service. It also provides for effective coordination of all internal and external responders, including public authorities.

CHANGEOVER TO INTERNATIONAL FINANCIAL REPORTING STANDARDS

On February 13, 2008, the Canadian Accounting Standards Board (“AcSB”) confirmed that publicly accountable enterprises would be required to apply International Financial Reporting Standards (“IFRS”) in their interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011, with comparative information presented for fiscal 2010. On October 28, 2009, the Public Sector Accounting Board confirmed that government business enterprises such as us would be required to comply with the standards applicable to publicly accountable enterprises.

At its meeting of September 7 and 8, 2010, the AcSB approved an amendment to provide an optional one-year deferral of the mandatory date for adoption of IFRS for entities with activities subject to cost-based rate regulation, whatever the outcome of the International Accounting Standards Board project concerning rate-regulated activities.

Because we are subject to rate regulation in our power transmission and distribution activities and we recognize regulatory assets and liabilities in this regard, we may use this deferral.

SUMMARY OF CERTAIN MATERIAL DIFFERENCES BETWEEN CANADIAN GAAP AND US GAAP

BACKGROUND

Our Consolidated Financial Statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differ in many instances from accounting principles generally accepted in the United States (“US GAAP”). As well, some accounting practices under both Canadian GAAP and US GAAP applicable to regulated entities, such as us, differ from accounting practices otherwise applied by unregulated companies (see “Notes 1 and 3 to the 2010 Consolidated Financial Statements”). The material differences between Canadian GAAP and US GAAP in relation to our 2010 Consolidated Financial Statements are summarized below; this discussion does not include disclosure differences. The matters discussed below have not been audited and do not necessarily include all applicable differences between Canadian GAAP and US GAAP. The following summary should be read in conjunction with our 2010 Consolidated Financial Statements.

JOINT VENTURES

Under Canadian GAAP, interests in joint ventures are accounted for using the proportionate consolidation method, whereas under US GAAP, they are accounted for using the equity method. This results in reclassification in the captions in the consolidated balance sheets and the consolidated statements of operations, cash flows and comprehensive income, but these reclassifications would have no impact on net income and shareholder’s equity.

FOREIGN CURRENCY TRANSLATION

Under Canadian GAAP, exchange gains or losses resulting from the translation of long-term monetary items are included in the consolidated statement of operations. When such items are designated as hedges of future revenue streams in U.S. dollars, related exchange gains or losses are deferred to the year such sales are made when conditions to use hedge accounting are met and they are documented as cash-flow hedging relationship.

Under US GAAP, firmly committed sales may be designated as a hedged item if hedged by a non-derivative financial instrument and must be in a fair-value hedging relationship. Thus, since we have not documented the fair-value hedge for US GAAP purposes, related exchange gains or losses resulting from the translation of long-term monetary items would have been included in the consolidated statement of operations.

DEFINED BENEFIT PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

Under Canadian GAAP, the accrued benefit asset or liability of defined benefit pension and post-retirement benefit plans, presented in the consolidated balance sheet, consists of the cumulative difference between the benefit cost of the period and the employer’s contributions. The unamortized actuarial gains or losses, unamortized past service costs, unamortized transitional asset or obligation as well as yearly changes in the funded status are presented in the notes to the consolidated financial statements.

Under US GAAP, an entity should recognize the over-funded or under-funded status of defined benefit pension and post-retirement benefit plans as an asset or liability in the consolidated balance sheet. The unamortized actuarial gains or losses, unamortized past service costs and unamortized transitional asset or obligation would be presented under accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during the period would be recognized as a component of other comprehensive income.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES INCLUDING ENERGY DERIVATIVES

Under Canadian GAAP, an entity may assume that there is no ineffectiveness in a hedge of interest rate risk involving a recognized interest-bearing asset or liability and an interest rate swap when certain conditions exist. The same assumption applies to certain cross-currency swaps. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select the beginning of a fiscal year ending no later than March 31, 2004 as its transition date.

Under US GAAP, an entity may not assume that there is no ineffectiveness in a hedge of cross-currency swaps. For these hedging relationships, the effectiveness must be assessed and measured on a regular basis. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select January 1, 1998 or January 1, 1999 as a transition date and recognize only those derivatives embedded in hybrid instruments issued, acquired or substantively modified by the entity on or after the selected transition date.

INDEPENDENT AUDITORS’ REPORT

To the Minister of Finance of Québec:

Report on Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Hydro-Québec, which comprise the consolidated balance sheet as at December 31, 2010, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for the year then ended, and a summary of significant accounting policies and other explanatory information.

MANAGEMENT’S RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Hydro-Québec as at December 31, 2010, and the results of its operations and its cash flows for the year then ended, in accordance with Canadian generally accepted accounting principles.

OTHER MATTER

The consolidated financial statements of Hydro-Québec for the two-year period ended December 31, 2009, were audited jointly by KPMG LLP and Ernst & Young LLP, who expressed an unmodified opinion on those statements on February 5, 2010.

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (R.S.Q., c. V-5.01), we report that, in our opinion, except for the application of the changes in accounting policies described in Note 2 to the consolidated financial statements, these principles have been applied on a basis consistent with that of the preceding year.

/s/ KPMG LLP [a] KPMG LLP Chartered Accountants	/s/ Ernst & Young LLP [b] Ernst & Young LLP Chartered Accountants	/s/ Renaud Lachance, FCA auditor Renaud Lachance, FCA auditor Auditor General of Québec

Montréal, Québec

February 18, 2011

a)	CA auditor permit No. 6992
b)	CA auditor permit No. 13764

INDEPENDENT AUDITORS’ REPORT

To the Minister of Finance of Québec:

We have audited the consolidated balance sheet of Hydro-Québec as at December 31, 2009, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the two-year period ended December 31, 2009. These financial statements are the responsibility of Hydro-Québec’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Hydro-Québec as at December 31, 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009, in accordance with Canadian generally accepted accounting principles. As required by the Auditor General Act (R.S.Q., c. V-5.01), we report that, in our opinion, except for the application of changes in accounting policies described in Note 2 to the consolidated financial statements, these principles have been applied on a basis consistent with that of the preceding year.

/s/ KPMG LLP [a] KPMG LLP	/s/ Ernst & Young LLP [b] Ernst & Young LLP
Chartered Accountants	Chartered Accountants

Montréal, Québec

February 5, 2010

a)	CA auditor permit No. 6992
b)	CA auditor permit No. 13764

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations

Years ended December 31 In millions of Canadian dollars	Notes	2010	2009 (restated, Note 2)	2008 (restated, Note 2)
Revenue		12,338	12,333	12,716

Expenditure
Operations		2,581	2,527	2,503
Electricity and fuel purchases		1,390	1,207	1,406
Depreciation and amortization	4	2,605	2,372	2,457
Taxes	5	909	928	1,093
Regulatory deferrals	3	(188)	30	(72)

		7,297	7,064	7,387

Operating income		5,041	5,269	5,329

Financial expenses	6	2,526	2,398	2,443

Income from continuing operations		2,515	2,871	2,886

Income from discontinued operations		—	—	129

Net income		2,515	2,871	3,015

Consolidated Statements of Retained Earnings
Years ended December 31 In millions of Canadian dollars	Notes	2010	2009	2008
Balance, beginning of year, reported		17,312	16,445	15,556

Adjustments	2	(3,976)	(3,812)	(3,686)

Balance, beginning of year, restated		13,336	12,633	11,870

Net income		2,515	2,871	3,015

		15,851	15,504	14,885
Dividend	18	1,886	2,168	2,252

Balance, end of year		13,965	13,336	12,633

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

As at December 31 In millions of Canadian dollars	Notes	2010	2009 (restated, Note 2)
ASSETS
Current assets
Cash and cash equivalents		80	472
Short-term investments		1,230	2,117
Accounts receivable and other receivables	15	1,813	1,955
Derivative instruments	15	889	1,324
Regulatory assets	3	43	71
Materials, fuel and supplies		321	339

		4,376	6,278

Property, plant and equipment	7	55,512	53,824
Goodwill and intangible assets	8	1,235	1,212
Investments	9	114	109
Derivative instruments	15	952	753
Regulatory assets	3	1,144	883
Other assets	10	2,565	1,933

		65,898	64,992

LIABILITIES
Current liabilities
Borrowings		18	29
Accounts payable and accrued liabilities		2,017	2,009
Dividend payable	18	1,886	2,168
Accrued interest		909	899
Derivative instruments	15	308	246
Regulatory liabilities	3	58	3
Current portion of long-term debt	11	1,933	586

		7,129	5,940

Long-term debt	11	36,439	37,054
Asset retirement obligations	12	504	467
Derivative instruments	15	2,114	1,960
Regulatory liabilities	3	1	23
Other long-term liabilities	13	857	826
Perpetual debt	14	288	303

		47,332	46,573

EQUITY	18
Share capital		4,374	4,374
Retained earnings		13,965	13,336
Accumulated other comprehensive income		227	709

		14,192	14,045

		18,566	18,419

		65,898	64,992

Commitments and contingencies	22

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Years ended December 31 In millions of Canadian dollars	Notes	2010	2009 (restated, Note 2)	2008 (restated, Note 2)
Operating activities
Net income		2,515	2,871	3,015
Income from discontinued operations		—	—	(129)

Income from continuing operations		2,515	2,871	2,886
Adjustments to determine net cash flows from operating activities
Depreciation and amortization	4	2,605	2,372	2,457
Amortization of premiums, discounts and issue expenses related to debt securities	6	127	117	109
Regulatory deferrals	3	(188)	30	(72)
Other		27	(6)	124
Change in non-cash working capital items	20	122	(36)	(149)
Net change in accrued benefit assets and liabilities		(569)	(561)	(242)

		4,639	4,787	5,113

Investing activities
Additions to property, plant and equipment		(3,916)	(3,989)	(3,648)
Additions to intangible assets	8	(88)	(61)	(69)
Cash receipts from the government reimbursement for the 1998 ice storm		9	19	17
Disposal (acquisition) of investments		10	(15)	70
(Acquisition) disposal of interests	16	—	(580)	154
Costs related to Energy Efficiency Plan		(216)	(257)	(236)
Net disposal (acquisition) of short-term investments		891	1,430	(435)
Other		8	(22)	(38)

		(3,302)	(3,475)	(4,185)

Financing activities
Issuance of long-term debt		1,593	4,135	2,029
Repayment of long-term debt		(1,083)	(1,233)	(2,853)
Cash receipts arising from credit risk management	15	2,322	1,125	2,955
Cash payments arising from credit risk management	15	(2,374)	(2,950)	(676)
Net change in short-term borrowings		(13)	(32)	27
Dividend paid		(2,168)	(2,252)	(2,095)
Other		(2)	(2)	(2)

		(1,725)	(1,209)	(615)

Foreign currency effect on cash and cash equivalents		(4)	(16)	17

Cash flows from continuing operations		(392)	87	330
Cash flows from discontinued operations		—	—	1

Net change in cash and cash equivalents		(392)	87	331
Cash and cash equivalents, beginning of year		472	385	54

Cash and cash equivalents, end of year		80	472	385

Supplementary cash flow information	20

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

Years ended December 31 In millions of Canadian dollars	2010	2009 (restated, Note 2)	2008 (restated, Note 2)
Net income	2,515	2,871	3,015

Other comprehensive income
Change in deferred (losses) gains on items designated as cash flow hedges	(38)	9	389
Reclassification to operations of deferred gains on items designated as cash flow hedges	(444)	(543)	(111)

	(482)	(534)	278

Other	—	—	3

Comprehensive income	2,033	2,337	3,296

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Years ended December 31, 2010 and 2009

Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Hydro-Québec is required, in particular, to supply a base volume of up to 165 TWh a year of heritage pool electricity for the Québec market, as set out in the Act respecting the Régie de l’énergie. As a government corporation, Hydro-Québec is exempt from paying income taxes.

Note 1	Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) and reflect the decisions of the Régie de l’énergie (the “Régie”). These decisions affect the timing of the recognition of certain transactions in the consolidated operations, resulting in the recognition of regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently through the rate-setting process.

REGULATION

The Act respecting the Régie de l’énergie grants the Régie exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.

The Régie and Hydro-Québec are both part of the Québec government reporting entity. However, the Régie is an independent, quasi-judicial economic regulatory agency accountable to the National Assembly of Québec through the Minister of Natural Resources and Wildlife.

Transmission

Hydro-Québec’s power transmission rates for 2010 and 2009 were determined in Régie decisions D-2010-041 and D-2009-023, respectively, and became effective on January 1, 2010, and January 1, 2009, respectively. The authorized return on the rate base was set at 7.44% in 2010 and 7.65% in 2009, assuming a capitalization with 30% equity.

Distribution

Hydro-Québec’s electricity rates were determined in decisions D-2010-035 and D-2009-021, in which the Régie granted across-the-board rate increases of 0.35% and 1.22%, effective April 1, 2010, and April 1, 2009, respectively. The authorized return on the rate base was set at 7.54% in 2010 and 7.42% in 2009, assuming a capitalization with 35% equity.

SCOPE OF CONSOLIDATION

The consolidated financial statements include the accounts of Hydro-Québec, its subsidiaries and its joint ventures. Interests in joint ventures are accounted for using the proportionate consolidation method.

USE OF ESTIMATES

The preparation of consolidated financial statements in accordance with GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate to revenue, depreciation and amortization expenses, asset retirement obligations and employee future benefits, among other things. Actual results could differ from those estimates.

Note 1	Significant Accounting Policies (continued)

REVENUE

Substantially all the revenue comes from electricity sales. Revenue from these sales is recognized on the basis of cyclical billings. It also includes estimated amounts for electricity delivered but not billed.

FOREIGN CURRENCY TRANSLATION

Self-sustaining foreign operations

The financial statements of foreign operations that are self-sustaining in terms of financial and operational management are translated according to the current rate method using the foreign currency as the measuring unit. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and revenue and expenditure are translated at the average exchange rate in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Accumulated other comprehensive income under Equity on the balance sheet.

Integrated foreign operations and foreign currency transactions

In the case of foreign operations that are integrated in terms of financial and operational management, as well as foreign currency transactions, accounts stated in foreign currencies are translated according to the temporal method. Under this method, monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and non-monetary items are translated at the historical rate. Revenue and expenditure arising from foreign currency transactions are translated into Canadian dollars at the exchange rate in effect at the transaction date. The exchange gains or losses resulting from the translation of monetary items are included in operations, unless they relate to hedging items for future sales in U.S. dollars, in which case they are recognized in Other comprehensive income until the year in which such sales are made.

FINANCIAL INSTRUMENTS

Financial instruments are measured at fair value on initial recognition. Their measurement in subsequent periods and the recognition of any changes in fair value depend on the category in which they are classified.

The following table presents the classification of financial instruments in the various categories:

Category	Financial Instruments
Financial assets and liabilities held for trading
Designated	Cash and cash equivalents (with initial maturities of three months or less)
Classified	Derivative instruments

Available-for-sale financial assets	Short-term investments (maturing in more than three months)

Loans and receivables	Accounts receivable and other receivables Government reimbursement for the 1998 ice storm (presented in Other assets)

Other financial liabilities	Borrowings Accounts payable and accrued liabilities Dividend payable Accrued interest Current portion of long-term debt Long-term debt Perpetual debt

Financial assets and liabilities are offset when certain conditions are met. The net amount is therefore reported on the balance sheet when Hydro-Québec has a legally enforceable right to set off the recognized amounts and it intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously. Moreover, futures or forward contracts on non-financial items that can be settled net are recorded at the date of settlement if there is a probability of receipt or delivery in accordance with expected requirements.

Note 1	Significant Accounting Policies (continued)

Financial assets and liabilities held for trading are recorded at fair value at the balance sheet date. Changes in fair value are recognized in operations for the period during which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship.

Available-for-sale financial assets are recorded at fair value at the balance sheet date. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to operations.

Loans and receivables, less any impairment losses, as well as other financial liabilities are measured at amortized cost using the effective interest method.

As part of its integrated enterprise risk management, Hydro-Québec uses various financial instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating energy and aluminum prices. Hydro-Québec applies cash flow or fair value hedge accounting to the eligible hedging relationships. It formally documents all relationships between hedging instruments and hedged items. This process involves associating all derivative instruments with specific assets and liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec also measures the effectiveness of hedging relationships initially and then monthly thereafter. In addition, for hedges of anticipated transactions, it regularly assesses the probability of the occurrence of those transactions designated as hedged items.

In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under Other comprehensive income, while the ineffective portion is immediately recognized in operations, under the line item affected by the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to operations, also under the line item affected by the hedged item, during the periods in which the change in cash flows attributable to the hedged item affects operations. If a derivative instrument no longer satisfies hedging conditions or is sold or liquidated, or if Hydro-Québec terminates its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. Previously recognized gains and losses continue to be carried forward to be recognized in operations during the same period as the hedged item. If the hedged item ceases to exist, the gains or losses carried forward are immediately reclassified to operations.

In the case of a fair value hedge, the derivative instrument is recorded at fair value, and changes in the fair value, including those related to the ineffective portion of the hedge, are recognized in operations under the line item affected by the hedged item. Changes in the fair value of the hedged item attributable to the hedged risk are recorded as adjustments to the hedged item’s carrying amount and are offset against operations.

In addition, an embedded derivative must be separated from its host contract and recognized at fair value on the balance sheet if certain conditions are met. Hydro-Québec has opted to apply this accounting treatment to all host contracts issued, acquired or substantively amended on or after January 1, 2003.

Hydro-Québec must classify the fair value measurements of financial instruments according to a three-level hierarchy, based on the type of inputs used in making these measurements:

•	Level 1: Quoted prices in active markets for identical instruments;

•	Level 2: Significant inputs and value drivers that are observable in active markets; and

•	Level 3: One or more significant inputs or value drivers that are not observable market data.

Cash, cash equivalents, short-term investments and derivative instruments are recognized at fair value.

Except for cash and measurements of exchange-traded derivative instruments, which are Level 1 measurements, fair value measurements for financial instruments are Level 2 measurements. These measurements are obtained by discounting future cash flows, which are estimated on the basis of the spot rates or the forward rates or prices (foreign exchange rates, interest rates, and energy or aluminum prices) in effect on the balance sheet date, and take into account the credit risk assessment. The valuation techniques make use of observable market data.

MATERIALS, FUEL AND SUPPLIES

Inventories of materials, fuel and supplies are valued at the lower of cost and net realizable value. Cost is determined by the weighted average cost method.

Note 1	Significant Accounting Policies (continued)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, which comprises materials, labor, other costs directly related to construction activities, and financial expenses capitalized during construction. Property, plant and equipment also include draft-design costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The discounted value of retirement obligations related to property, plant and equipment is added to the carrying amount. Moreover, contributions from third parties are applied against the cost of the related property, plant and equipment.

Financial expenses capitalized to property, plant and equipment under construction are determined using the average cost of Hydro-Québec’s long-term debt. When the property, plant and equipment under construction relate to regulated transmission and distribution activities, such financial expenses take return on equity into account. The portion that corresponds to return on equity is included in Revenue in the consolidated operations.

Property, plant and equipment are depreciated over their useful life, using the straight-line method. In 2009, the sinking fund method was used at a rate of 3% for assets related to regulated activities, as explained in Note 2, Changes to Accounting Policies. The depreciation periods for the principal categories of property, plant and equipment are as follows:

Hydraulic generation	40 to 100 years
Thermal generation, including nuclear	15 to 50 years
Transmission substations and lines	30 to 50 years
Distribution substations and lines	25 to 40 years
Other property, plant and equipment	3 to 50 years

When property, plant and equipment are retired, their cost, net of accumulated depreciation and salvage value, is charged to operations for the year. Information concerning the recognition of the net retirement costs of property, plant and equipment related to regulated activities is provided in Note 3, Effects of Rate Regulation on the Consolidated Financial Statements.

Maintenance and repair costs are recognized in operations when incurred.

INTANGIBLE ASSETS

Intangible assets are recorded at cost. Financial expenses are capitalized over the development period.

Internally developed computer software and development costs are capitalized when they meet capitalization criteria. Development costs that are not capitalizable and research costs are recognized in operations as incurred.

Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. The excess of the carrying amount over the fair value is recognized in operations for the period in which the impairment is determined.

Intangible assets with a finite useful life are amortized over their useful life according to the straight-line method over the following periods:

Software and licences	3 to 10 years
Development costs	5 years
Patents	20 years

IMPAIRMENT OF LONG-LIVED ASSETS

Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property and assets. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized, if applicable.

Note 1	Significant Accounting Policies (continued)

INVESTMENTS

Investments in companies over which Hydro-Québec can exercise significant influence are accounted for on an equity basis.

EMPLOYEE FUTURE BENEFITS

Hydro-Québec offers all its employees a contributory defined-benefit pension plan based on final pay, as well as other post-retirement and post-employment benefits.

The cost of pension benefits and other post-retirement benefits provided in exchange for current service is calculated using the projected benefit method prorated on years of service. It is based on Management’s best assumptions of the discount rate, the expected return on plan assets, salary escalation, the increase in health care costs, retirement ages of employees and other actuarial factors.

In order to establish its employee future benefit obligations, Hydro-Québec has adopted the following policies:

•

Past service costs arising from plan amendments and transitional balances relating to the pension plan and post-retirement benefits as at January 1, 1999, are amortized using the straight-line method over periods not exceeding active employees’ average remaining years of service, which was 12 years as at January 1, 2010, 2009 and 2008.

•

Amortization of actuarial gains or losses is recognized in operations for the year if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the accrued benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

•

The expected return on pension plan assets is based on a market-related value determined by using a five-year moving average value for equity securities and by measuring other asset classes at fair value.

ASSET RETIREMENT OBLIGATIONS

Hydro-Québec accounts for asset retirement obligations in the period in which these legal obligations are incurred when a reasonable estimate of their fair value can be made. The corresponding costs of asset retirement are added to the carrying amount of the related long-lived asset and are amortized over its useful life. In subsequent financial years, any change due to the passage of time is recognized in operating expenses for the current year (accretion expense) and the corresponding amount is added to the carrying amount of the liability. Changes resulting from revisions to the timing or the amount of the undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability arising from asset retirement obligations, and the related asset retirement cost is capitalized as part of the carrying amount of the related asset.

The cash flows required to settle asset retirement obligations are estimated on the basis of studies that use various assumptions concerning the methods and timing to be adopted for the retirement. Hydro-Québec periodically reviews estimates of these cash flows in light of the underlying assumptions and estimates, potential technological advances, and changes in applicable standards, laws and regulations.

AGREEMENTS WITH LOCAL COMMUNITIES

Hydro-Québec has entered into various agreements with the local communities concerned by certain capital projects and intangible asset investment projects. The amounts under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is recognized in Property, plant and equipment or Intangible assets, as the case may be.

RELATED PARTY TRANSACTIONS

In the normal course of business, Hydro-Québec enters into various business transactions, including electricity sales, with the Québec government and its agencies, as well as with other government corporations. These business transactions are measured at the exchange amount.

Note 2	Changes to Accounting Policies

RECENT CHANGES

2010

Depreciation method for property, plant and equipment and related issues

On January 1, 2010, Hydro-Québec amended the accounting policy on the depreciation of property, plant and equipment in order to adopt the straight-line method. Property, plant and equipment were previously depreciated using the sinking fund method, at a rate of 3%. Management believes that the straight-line method of depreciation best reflects the rate at which Hydro-Québec expects to consume the future economic benefits of these assets.

Hydro-Québec has applied this change in accounting policy retrospectively with restatement of prior periods for assets related to non-regulated activities. For assets related to regulated activities, Hydro-Québec has applied the change prospectively in compliance with the U.S. Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 980, “Regulated Operations,” which is the reference accounting standard for the evaluation and measurement of the effects of rate regulation. In decision D-2010-020, the Régie approved the change in the depreciation method for property, plant and equipment applied by the Transmission Provider and the Distributor.

The retrospective application of this change in accounting policy resulted in a decrease of $3,885 million in property, plant and equipment and retained earnings as at January 1, 2010 ($3,728 million as at January 1, 2009). The change in accounting policy led to an increase in depreciation expense and a decrease in property, plant and equipment of $466 million in 2010 ($157 million in 2009 and $120 million in 2008).

Furthermore, in 2010 Hydro-Québec recognized obligations essentially related to the dismantling of thermal generating stations. These obligations were recognized retrospectively, resulting in the following changes as at January 1, 2010: a $91-million decrease in retained earnings ($84 million as at January 1, 2009), a $19-million increase in property, plant and equipment ($21 million as at January 1, 2009), a $96-million increase in asset retirement obligations ($93 million as at January 1, 2009) and a $14-million increase in other long-term liabilities ($12 million as at January 1, 2009). Their recognition also reduced net income by $7 million in 2010 ($7 million in 2009 and $6 million in 2008).

2009

Goodwill and intangible assets

On January 1, 2009, Hydro-Québec adopted the recommendations of Section 3064 of the Canadian Institute of Chartered Accountants (CICA) Handbook, “Goodwill and Intangible Assets,” which superseded Section 3062, “Goodwill and Other Intangible Assets,” and Section 3450, “Research and Development Costs.” Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The adoption of these recommendations had no material impact on the consolidated financial statements.

Rate-regulated activities

On January 1, 2009, the temporary exemption provided for in CICA Handbook Section 1100, “Generally Accepted Accounting Principles,” which allowed the recognition and measurement of regulatory assets and liabilities, was withdrawn. Pursuant to a practice allowed by Canadian GAAP, however, Hydro-Québec has relied on ASC 980 to maintain its established accounting treatment for regulatory assets and liabilities. The withdrawal of the exemption therefore had no impact on the consolidated financial statements.

Credit risk and the fair value of financial assets and financial liabilities

On January 20, 2009, the Emerging Issues Committee (EIC) of the CICA issued Abstract of Issue Discussed EIC-173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.” EIC-173 clarifies that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The adoption of the recommendations in this abstract had no impact on the consolidated financial statements.

Financial instruments – Disclosures

In June 2009, the CICA amended CICA Handbook Section 3862, “Financial Instruments – Disclosures.” The purpose of the amendments was to improve disclosures about fair value measurements and the liquidity risk associated with financial instruments. The information required is provided in Note 1, Significant Accounting Policies – Financial Instruments, and Note 15, Financial Instruments.

Note 2	Changes to Accounting Policies (continued)

2008

Financial instruments

On January 1, 2008, Hydro-Québec adopted two new disclosure and presentation standards of the CICA Handbook: Section 3862 and Section 3863, “Financial Instruments – Presentation,” which superseded Section 3861, “Financial Instruments – Disclosure and Presentation.” These new standards modify disclosure requirements regarding the nature and extent of risks arising from financial instruments as well as how Hydro-Québec manages these risks. The presentation rules remain unchanged. The adoption of these new standards had no impact on the recognition or measurement of financial instruments. The required information is provided in Note 15, Financial Instruments.

Capital disclosures

On January 1, 2008, Hydro-Québec adopted the recommendations of CICA Handbook Section 1535, “Capital Disclosures,” requiring disclosure of how capital is managed by Management. The required information is provided in Note 19, Capital Management.

Inventories

On January 1, 2008, Hydro-Québec adopted the recommendations of CICA Handbook Section 3031, “Inventories,” which establishes standards for the measurement of inventories, including determination of their cost. The adoption of these recommendations did not affect net income but required the reclassification of $65 million as Property, plant and equipment on the balance sheet as at December 31, 2008.

FUTURE CHANGES

Business combinations

In January 2009, the CICA issued Section 1582, “Business Combinations,” which superseded Section 1581, “Business Combinations.” Section 1582 establishes the principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. It will apply prospectively to business combinations for which the acquisition date is in a fiscal year beginning on or after January 1, 2011.

Consolidated financial statements and non-controlling interests

In January 2009, the CICA issued Section 1601, “Consolidated Financial Statements,” and Section 1602, “Non-Controlling Interests,” which superseded Section 1600, “Consolidated Financial Statements.” Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 establishes standards for accounting for a non-controlling interest in a subsidiary in consolidated financial statements subsequent to a business combination. These sections will apply to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

Note 3	Effects of Rate Regulation on the Consolidated Financial Statements

The following information describes the impact on the consolidated financial statements of accounting methods and practices adopted by Hydro-Québec in accordance with the Régie’s decisions with respect to regulated activities.

REGULATORY ASSETS AND LIABILITIES

Costs related to the Energy Efficiency Plan (EEP)

The costs related to implementation of the EEP, such as specific energy conservation programs, are recognized in a separate account and amortized over 10 years on a straight-line basis, except for the costs incurred prior to January 1, 2006, which are amortized over five years. The amortization period begins in the year after the costs were recorded. Financial expenses arising from these costs are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice was authorized by the Régie in decisions D-2002-25, D-2002-288, D-2003-93 and D-2006-56, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, certain costs not associated with intangible assets as defined in the accounting standards would be recognized in operations for the year in which they are incurred. Had none of the costs incurred been related to an intangible asset, net income for 2010 would have been $121 million lower ($178 million in 2009 and $178 million in 2008).

Note 3	Effects of Rate Regulation on the Consolidated Financial Statements (continued)

Net costs related to retirement of property, plant and equipment and intangible assets

In decisions D-2009-023 and D-2009-021, the Régie accepted the Distributor’s and the Transmission Provider’s proposal to recognize net retirement costs for property, plant and equipment and intangible assets, except for the costs related to Des Cantons substation, in operations for the year in which they are incurred. Most of the balance in the related account, which totaled $267 million as at December 31, 2008, was therefore expensed in 2009. In decision D-2010-041, the Régie accepted the Transmission Provider’s proposal to recognize retirement costs of $51 million for assets at Des Cantons substation in operations for 2010.

Revenue variances related to climate conditions

Variances between the Distributor’s actual transmission and distribution revenue and the revenue forecasts established on the basis of the climate normal for rate application purposes are recognized in a separate account and amortized on a straight-line basis over a five-year period, except for $62 million related to a review of the climate normal, which was expensed in 2009. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as they are included in the rate base and amortization begins. This accounting practice was authorized by the Régie in decisions D-2006-34 and D-2009-016, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, expenditure would have been higher and net income lower by $136 million in 2010 (expenditure lower and net income higher by $65 million in 2009 and expenditure higher and net income lower by $141 million in 2008).

Variances in annual cost of transmission service for native load

Variances resulting from any modification of the annual cost of native load transmission service that has not been taken into account in the setting of electricity rates are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these costs are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2003-93, D-2006-34, D-2007-12 and D-2008-024, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, expenditure would have been higher and net income lower by $17 million in 2010 (expenditure lower and net income higher by $104 million in 2009 and expenditure lower and net income higher by $240 million in 2008).

Costs incurred until the rescission of dual-energy Rate BT

The costs incurred until the rescission of dual-energy Rate BT were charged to a separate account and have been amortized on a straight-line basis over five years since the rescission date of April 1, 2006. These costs mainly include the deficit resulting from the variance between the supply cost recognized by the Régie and energy prices in effect, multiplied by the quantity of electricity delivered to customers at Rate BT between January 1, 2004, and March 31, 2006. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until March 31, 2006. This accounting practice was authorized by the Régie in decisions D-2004-47, D-2004-170 and D-2006-34, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and net income would have been $30 million higher in 2010 ($29 million in 2009 and 2008).

Costs related to the de-icing system at Lévis substation

Certain costs related to the Lévis substation de-icing system, designed in the wake of the 1998 ice storm to secure the transmission lines supplying the greater Québec area, were recognized in a separate account. These costs have been depreciated using the straight-line method starting from the date of commissioning of the de-icing system, over a period corresponding to the average remaining useful life of the assets enhanced by the system. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until such time as they were included in the rate base and amortization began. The Régie authorized this accounting practice in decision D-2004-175, which relates to Hydro-Québec’s power transmission activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and net income would have been $1 million higher in 2010 ($1 million in 2009 and $5 million in 2008).

Variances in supply costs for electricity in excess of the heritage pool

Volume and price variances between the actual supply costs for electricity in excess of the heritage pool and the costs forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2005-34, D-2005-132, D-2006-34, D-2007-12 and D-2008-024, which relate to Hydro-Québec’s power distribution activities. Were these activities not regulated, the actual costs would be recognized in operations for the year in which they are incurred, and net income would have been $42 million lower in 2010 ($63 million in 2009 and $2 million in 2008).

Note 3	Effects of Rate Regulation on the Consolidated Financial Statements (continued)

Variances in supply costs for fuel

Variances between the actual costs of fuel purchases and the costs forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decision D-2009-016, which relates to Hydro-Québec’s power distribution activities. Were these activities not regulated, the actual costs would be recognized in operations for the year in which they are incurred, and net income would have been $13 million higher in 2010 ($10 million lower in 2009 and nil in 2008).

Variances in revenue from point-to-point transmission services

Variances between actual revenue from point-to-point transmission services and revenue forecasted in the rate cases and accepted by the Régie for rate-setting purposes are recognized in a separate account and amortized according to conditions set by the Régie. Financial expenses arising from these variances are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decisions D-2007-08 and D-2008-019, which relate to Hydro-Québec’s power transmission activities. Were these activities not regulated, Hydro-Québec’s expenditure would have been lower and net income higher by $30 million in 2010 (expenditure lower and net income higher by $17 million in 2009 and expenditure higher and net income lower by $41 million in 2008).

REGULATORY ASSETS

	Expected years of amortization	2010	2009
Costs related to EEP	2011–2020	858	737
Net costs related to retirement of property, plant and equipment and intangible assets	—	—	51
Revenue variances related to climate conditions [a]	2011–2016	212	76
Variances in annual cost of transmission service for native load [a]	2011	17	—
Costs incurred until rescission of dual-energy Rate BT	2011	7	37
Costs related to de-icing system at Lévis substation	2011–2047	11	12
Variances in supply costs for electricity in excess of heritage pool [a]	2011–2012	52	10
Variances in supply costs for fuel [a]	—	—	10
Other [a]	2011–2030	30	21

		1,187	954
Current portion		43	71

		1,144	883

REGULATORY LIABILITIES

	Expected years of amortization	2010	2009
Variances in supply costs for fuel [a]	2011	(3)	—
Variances in revenue from point-to-point transmission services [a]	2011–2012	(56)	(26)

		(59)	(26)
Current portion		(58)	(3)

		(1)	(23)

a)	The change in the variance accounts, net of an amortization expense of $39 million ($87 million in 2009 and $141 million in 2008) and capitalized financial expenses of $7 million ($4 million in 2009 and $13 million in 2008), as well as an amount of $4 million under Other (nil in 2009 and 2008), are recognized under Regulatory deferrals in the Consolidated Statements of Operations, and led to a $188-million decrease in expenditure ($30-million increase in 2009 and $72-million decrease in 2008).

Risks and uncertainties

The risks and uncertainties related to the above regulatory assets and liabilities are subject to periodic monitoring and assessment. Once Hydro-Québec considers that it is no longer likely that the net carrying amount of a regulatory asset or liability will be taken into account in setting future rates, this amount is recognized in operations for the year in which the conclusion is reached.

OTHER REGULATORY PRACTICES

Under Régie decisions D-2002-95 and D-2003-93, the compensation granted by the Québec government for the 1998 ice storm was applied against the cost of newly constructed property, plant and equipment; it is amortized over the remaining life of the retired assets, with the exception of the portion equivalent to the unamortized cost of these assets, which is amortized over 10 years. The straight-line method is used in both cases. Were these activities not regulated, the compensation would be amortized over the useful life of the newly constructed property, plant and equipment.

Note 3	Effects of Rate Regulation on the Consolidated Financial Statements (continued)

In decisions D-2002-95 and D-2004-47, the Régie prescribed capitalizing financial expenses to property, plant and equipment under construction and intangible assets under development according to the authorized rates of return on the rate bases. These rates, which are set using methods approved by the Régie, take into account a component associated with the cost of the debt and a component associated with the return on equity. Were these activities not regulated, financial expenses would be capitalized using the average cost of Hydro-Québec’s long-term debt.

Under Régie decisions D-2002-95 and D-2003-93, the cost of dismantling assets that were retired and replaced, net of the salvage value, is added to the cost of the newly constructed assets. Were these activities not regulated, these costs would be recognized in operations.

Under Régie decisions D-2006-76 and D-2006-76R, contributions received for relocation or modification projects relating to certain transmission grid assets are recognized in a separate account and applied against property, plant and equipment. These contributions are amortized over the average useful life of assets for each project, using the straight-line method. Were these activities not regulated, the contributions would be amortized over the useful life of each fixed asset concerned.

In decision D-2009-125, the Régie authorized an agreement whereby energy deliveries provided for in a power purchase contract with an independent power producer were suspended for 2010. As at December 31, 2009, a $49-million commitment regarding this agreement was recorded on the balance sheet but had no impact on operating results for 2009. In decision D-2010-109, the Régie authorized the continued suspension in 2011 of the energy deliveries provided for in that contract. As at December 31, 2010, a $46-million commitment was recorded on the balance sheet but had no impact on 2010 results.

Note 4	Depreciation and Amortization

	2010	2009 (restated, Note 2)	2008 (restated, Note 2)
Property, plant and equipment [a]	2,265	1,842	1,941
Intangible assets	97	97	126
Regulatory assets and liabilities	220	419	286
Write-offs	23	14	99
Deferred charges	—	—	5

	2,605	2,372	2,457

a)	Revision of the useful life of property, plant and equipment resulted in a $138-million decrease in depreciation expense in 2009 ($53 million in 2008). In the case of some property, plant and equipment used for hydroelectric generation, this revision increased the maximum depreciation period from 50 to 100 years. The revision of the useful life of property, plant and equipment had no significant impact on depreciation and amortization expense for 2010.

Note 5	Taxes

	2010	2009	2008
Water-power royalties [a]	561	573	552
Public utilities tax [b]	262	188	302
Capital tax [b]	51	132	202
Municipal, school and other taxes	35	35	37

	909	928	1,093

a)	Water-power royalties of $557 million ($567 million in 2009 and $546 million in 2008) payable to the Québec government were recognized in 2010.
b)	The public utilities tax and capital tax are paid to the Québec government.

Note 6	Financial Expenses

	2010	2009	2008
Interest
Interest on debt securities	2,495	2,411	2,585
Amortization of premiums, discounts and issue expenses related to debt securities	127	117	109

	2,622	2,528	2,694

Net exchange loss (gain)	7	40	(25)
Guarantee fees related to debt securities [a]	183	174	167

	190	214	142

Less
Capitalized financial expenses	276	318	306
Net investment income	10	26	87

	286	344	393

	2,526	2,398	2,443

a)	Guarantee fees related to debt securities are paid to the Québec government.

Note 7	Property, Plant and Equipment

	2010
	In service	Accumulated depreciation	Under construction	Net carrying amount
Generation
Hydraulic	37,990	13,549	3,107	27,548
Thermal, including nuclear	2,697	2,171	690	1,216
Other	757	432	20	345

	41,444	16,152	3,817	29,109

Transmission
Substations and lines	23,519	8,091	791	16,219
Other	2,188	1,272	66	982

	25,707	9,363	857	17,201

Distribution
Substations and lines	12,661	5,216	334	7,779
Other	1,927	1,072	84	939

	14,588	6,288	418	8,718

Construction	28	17	3	14

Corporate and Other Activities	1,136	720	54	470

	82,903	32,540	5,149	55,512

	2009 (restated, Note 2)
	In service	Accumulated depreciation	Under construction	Net carrying amount
Generation
Hydraulic	36,865	12,950	2,627	26,542
Thermal, including nuclear	2,649	2,139	449	959
Other	753	408	6	351

	40,267	15,497	3,082	27,852

Transmission
Substations and lines	22,607	7,409	698	15,896
Other	2,108	1,214	69	963

	24,715	8,623	767	16,859

Distribution
Substations and lines	12,325	4,907	301	7,719
Other	1,891	1,039	91	943

	14,216	5,946	392	8,662

Construction	28	17	—	11

Corporate and Other Activities	1,078	693	55	440

	80,304	30,776	4,296	53,824

Note 8	Goodwill and Intangible Assets

	2010			2009
	Cost	Accumulated amortization	Net carrying amount	Cost	Accumulated amortization	Net carrying amount
Intangible assets
Subject to amortization [a]
Software and licences	1,385	841	544	1,296	754	542
Development costs	45	23	22	36	18	18
Patents	11	5	6	11	5	6

	1,441	869	572	1,343	777	566

Not subject to amortization
Servitudes [a]			371			354
Water-power rights			282			282	[b]

			653			636

Goodwill			10			10

			1,235			1,212

a)	Additions for the year totaled $88 million as at December 31, 2010 ($61 million as at December 31, 2009), including $82 million ($56 million as at December 31, 2009) in internal development costs.
b)	The amount indicated is the fair value of the water-power rights upon allocation of the purchase price of the Manicouagan Power Limited Partnership. Information concerning this acquisition is presented in Note 16, Acquisition and Disposal of Interests.

Note 9	Investments

	2010	2009
At equity
Churchill Falls (Labrador) Corporation Limited	97	86
CITEQ inc.	(5)	(5)

	92	81

Other	22	28

	114	109

Note 10	Other Assets

	Note	2010	2009
Accrued benefit assets	21	2,361	1,736
Government reimbursement for the 1998 ice storm [a]		74	71
Other		130	126

		2,565	1,933

a)	Payable in quarterly installments of $6 million until January 15, 2010, followed by quarterly installments of $3 million between April 15, 2010, and October 15, 2019, and a final installment of $0.4 million on January 15, 2020. These installments include interest at an annual rate of 7.2%. The current portion, presented under Accounts receivable and other receivables, amounted to $8 million as at December 31, 2010 ($20 million as at December 31, 2009). The fair value of this financial asset, including the current portion, totaled $99 million as at December 31, 2010 ($100 million as at December 31, 2009).

Note 11 Long-Term Debt

Long-term debt is mainly composed of bonds, medium-term notes and the balance of liabilities under agreements entered into with local communities. The following table presents the debt at amortized cost, including the current portion, by currency at the time of issue and at the time of repayment. Swaps related to long-term debt were taken into account in determining the percentages of debt by currency at the time of repayment.

			2010					2009
			At time of issue	At time of repayment				At time of issue	At time of repayment
	In Canadian dollars and other currencies	At closing exchange rates as at the balance sheet date	%	%		In Canadian dollars and other currencies	At closing exchange rates as at the balance sheet date	%	%
Hydro-Québec’s debt
Canadian dollars	29,869	29,869	78	96		28,801	28,801	77	96
U.S. dollars	8,047	7,989	21	4	[a]	8,050	8,410	22	4	[a]
Other currencies
Euros	60	80	—	—		59	89	—	—
Yen	2,002	24	—	—		2,004	22	—	—
Pounds sterling	239	370	1	—		238	403	1	—

		38,332					37,725

Plus
Adjustment for fair-value hedged risk		20	—	—			(109)	—	—

Subsidiaries’ debt
U.S. dollars	20	20	—	—		23	24	—	—

		38,372	100	100			37,640	100	100

Less
Current portion		1,933					586

		36,439					37,054

a)	Of this amount, 99.4% was used to hedge sales in U.S. dollars as at December 31, 2010 and 2009.

INTEREST RATES

The following table shows interest rates, which take into account stated interest rates on debt securities, including premiums and discounts, as well as the effect of swaps related to long-term debt:

%				2010	2009
Maturity	Canadian dollars	U.S. dollars	Other currencies	Weighted average	Weighted average
1 to 5 years	4.34	8.72	10.19	6.21	5.67
6 to 10 years	10.54	7.13	6.10	10.02	7.10
11 to 15 years	9.74	8.68	—	9.17	9.46
16 to 20 years	6.01	9.51	—	9.41	8.79
21 to 25 years	5.30	—	—	5.30	7.43
26 to 30 years	5.16	—	—	5.16	5.99
31 to 35 years	4.93	—	—	4.93	5.17
36 to 40 years	4.79	—	—	4.79	4.92
41 to 45 years	—	—	—	—	4.96
46 to 50 years	6.62	—	—	6.62	—
51 to 55 years	—	—	—	—	6.62
Weighted average	5.73	9.03	9.38	6.37	6.57

As at December 31, 2010, the floating-rate portion of long-term debt amounted to 10.6%, or 11.3% including perpetual debt (9.4%, or 10.1% including perpetual debt, as at December 31, 2009).

Note 11	Long-Term Debt (continued)

FAIR VALUE

The fair value of the long-term debt, including the current portion, totaled $48,886 million as at December 31, 2010 ($46,422 million as at December 31, 2009). Taking into account swaps related to long-term debt, it amounted to $49,842 million ($47,258 million as at December 31, 2009). Fair value is obtained by discounting future cash flows, based on forward interest rates derived from interest rates at the close of business on the balance sheet date for similar instruments traded on capital markets. Changes in fair value reflect sensitivity to capital market interest rates. However, Management’s primary intention is to hold these debt securities until maturity.

CREDIT FACILITY AND LINES OF CREDIT

Hydro-Québec has an undrawn credit facility of US$2,000 million, composed of two tranches, one of US$360 million and the other of US$1,640 million, including a US$750-million swing loan, which will expire in 2012 and 2013. Any debt securities will bear interest at a rate based on the London Interbank Offered Rate (LIBOR), except for the swing loan, which is at the U.S. base rate. Hydro-Québec also has access to undrawn lines of credit totaling $362 million, which are renewed automatically in the absence of notice to the contrary and bear interest at the prime rate.

Note 12	Asset Retirement Obligations

Liabilities arising from asset retirement obligations relate to the cost of dismantling Gentilly-2 nuclear generating station at the end of its useful life, the removal of spent nuclear fuel resulting from its operation, and the dismantling of thermal generating stations and certain fuel tanks and transmission substations.

Hydro-Québec has also identified asset retirement obligations relating to transmission activities for which no liability has been recognized since it expects to use these assets for an undetermined period. These relate to property, plant and equipment for which Hydro-Québec does not have sufficient information to accurately establish a schedule for the obligations. A liability resulting from these asset retirement obligations will be recognized in the period in which there is sufficient information to establish such a schedule.

The aggregate carrying amount of the asset retirement obligations is as follows:

	2010
	Dismantling of nuclear generating station [a]	Removal of spent nuclear fuel [a]	Dismantling of other assets	Total
Balance, beginning of year	185	170	112	467
Liabilities incurred	—	2	1	3
Accretion expense	12	16	5	33
Liabilities settled	—	(1)	(1)	(2)
Revision of estimated cash flows and expected timing of payments	—	—	3	3

Balance, end of year	197	187	120	504

	2009 (restated, Note 2)
	Dismantling of nuclear generating station [a]	Removal of spent nuclear fuel [a]	Dismantling of other assets	Total
Balance, beginning of year	129	155	109	393
Liabilities incurred	—	2	3	5
Accretion expense	9	14	5	28
Liabilities settled	—	(1)	(2)	(3)
Revision of estimated cash flows and expected timing of payments	47	—	(3)	44

Balance, end of year	185	170	112	467

a)	The Québec government has provided an irrevocable financial guarantee of up to $685 million to the Canadian Nuclear Safety Commission (CNSC) for the performance of Hydro-Québec’s obligations with regard to the cost of dismantling Gentilly-2 nuclear generating station at the end of its useful life and the removal of spent nuclear fuel. This financial guarantee is required under the CNSC licence issued to Hydro-Québec to operate the generating station until June 30, 2011. In 2011, the CNSC will decide on the application submitted by Hydro-Québec to renew its operating licence until June 30, 2016.

Note 12	Asset Retirement Obligations (continued)

The carrying amount of the asset retirement obligations is based on the following key assumptions:

	Dismantling of nuclear generating station	Removal of spent nuclear fuel	Dismantling of other assets
Estimated cash flows (in constant dollars) required to settle the obligations [a]
As at December 31, 2010	932	667	170
As at December 31, 2009	914	651	162
Expected timing of payment of the cash flows required to settle the obligations
As at December 31, 2010	Between 2040 and 2071	Between 2011 and 2159	Between 2011 and 2092
As at December 31, 2009	Between 2040 and 2071	Between 2010 and 2159	Between 2010 and 2092
Credit quality–adjusted, risk-free rate at which the estimated cash flows have been discounted (%)
Initial recognition of obligations	6.4	6.4	Between 2.4 and 6.4
Subsequent recognition of obligations	Between 5.0 and 5.5	5.5	1.3 and 6.1

a)	Inflation rates varying between 1.8% and 3.6% were used to determine the asset retirement obligations.

HYDRO-QUÉBEC NUCLEAR FUEL WASTE MANAGEMENT TRUST FUND

On November 15, 2002, the Nuclear Fuel Waste Act came into force. Under this Act, Canadian nuclear energy corporations were required to set up a waste management organization whose role would be to propose a long-term approach for managing spent nuclear fuel to the Government of Canada. Each nuclear energy corporation was also required to set up a trust fund to finance the costs of long-term management of its nuclear fuel waste.

In November 2005, the Nuclear Waste Management Organization (NWMO) filed its report with the Government of Canada and recommended an approach which was adopted in June 2007.

In October 2007, the members of the NWMO ratified an agreement that sets forth a formula for financing the costs of long-term nuclear fuel waste management. This formula, approved by the Canadian Minister of Natural Resources in April 2009, is used to determine each member’s share for the coming years, based on the number of spent nuclear fuel bundles produced at a given date. It also takes into account the date on which each member plans to start shipping spent nuclear fuel bundles to the future national repository site.

The amounts deposited in the trust funds can only be used to finance the application of the approach adopted by the Government of Canada. As at December 31, 2010, the investments held in the Hydro-Québec trust fund were composed of Hydro-Québec securities, the fair value of which totaled $77 million ($62 million as at December 31, 2009).

Note 13	Other Long-Term Liabilities

	Notes	2010	2009 (restated, Note 2)
Accrued benefit liabilities	21	761	705
Accounts payable		96	91
Balance of purchase price (payable in 2011)	16	—	30

		857	826

Note 14	Perpetual Debt

Perpetual notes in the amount of $288 million (US$289 million) as at December 31, 2010, and $303 million (US$289 million) as at December 31, 2009, bear interest at LIBOR plus 0.0625%, as determined semiannually. The notes are redeemable at Hydro-Québec’s option. No portion was redeemed in 2010 and 2009. Various derivative instruments recorded at fair value are used to mitigate the currency risk associated with this debt.

As at December 31, 2010 and 2009, the rates applicable to the perpetual notes were 0.6% and 0.8%, respectively. The fair value of these notes was $263 million as at December 31, 2010 ($255 million as at December 31, 2009). Fair value is obtained by discounting future cash flows, based on forward interest rates derived from interest rates at the close of business on the balance sheet date for similar instruments traded on capital markets.

Note 15	Financial Instruments

In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Exposure to such risks and the impact on operating results are significantly reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.

MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with energy and aluminum prices. Active integrated management of these three types of risk aims to limit their impact on operating results so that sensitivity to each risk, once mitigated, is at an acceptable level.

MANAGEMENT OF LONG-TERM RISK

Management of risk associated with sales in U.S. dollars

Currency risk – Hydro-Québec uses currency swaps and a portion of its U.S. dollar – denominated debt to manage currency risk associated with probable U.S.-dollar sales, designating them as cash flow hedges. The impact of these hedging transactions on operating results is recognized in Revenue.

Management of risk associated with long-term debt

Currency risk and interest rate risk – Hydro-Québec uses currency swaps to manage the currency risk associated with long-term debt and forward contracts and interest-rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on operating results of foreign currency hedging transactions and those associated with long-term debt interest rates is recognized in Financial expenses.

The following table shows the notional amounts of swaps used to manage risk associated with U.S.-dollar sales and long-term debt, expressed in Canadian dollars and other currencies:

	1 to 5 years	6 to 10 years	11 to 15 years	16 to 20 years	2010 [a]	2009 [a]
Maturity					Total	Total
Swaps
Canadian dollars	252	(381)	(3,583)	(3,133)	(6,845)	(6,466)
U.S. dollars	260	322	3,100	2,620	6,302	5,845
Other currencies
Yen	1,000	1,000	—	—	2,000	2,000
Euros	—	61	—	—	61	61
Pounds sterling	240	—	—	—	240	240

a)	Figures in parentheses represent amounts to be paid.

The following table shows the fair value of swaps and forward contracts used to manage risk associated with U.S.-dollar sales and long-term debt, expressed in Canadian dollars:

	2010	2009
Instruments designated as cash flow hedges for U.S.-dollar sales [a]	213	441
Instruments designated as cash flow hedges for debt	(1,928)	(1,684)
Instruments designated as fair value hedges for debt	(58)	(129)

	(1,773)	(1,372)
Instruments not designated as hedges [b]	1,234	1,182

	(539)	(190)

a)	A portion of the long-term debt, with a nominal value amount of US$1,403 million as at December 31, 2010 and 2009, was also designated as a cash flow hedge for U.S-dollar sales.
b)	Transactions carried out as part of Hydro-Québec’s risk management, including $1,030 million in consideration of amounts received or disbursed with respect to credit risk mitigation agreements in 2010 ($977 million in 2009).

Note 15	Financial Instruments (continued)

MANAGEMENT OF SHORT-TERM RISK

Currency risk – Hydro-Québec uses options and forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on operating results is recognized in the line item corresponding to the hedged item, namely Revenue, Electricity and fuel purchases, or Financial expenses. The nominal amount of open positions as at December 31, 2010, was US$212 million, with US$78 million in sales contracts and US$290 million in purchase contracts (US$625 million, with US$923 million in sales contracts and US$298 million in purchase contracts as at December 31, 2009).

Interest rate risk – Hydro-Québec uses options, interest rate swaps and forward rate agreements to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on operating results of transactions to hedge short-term interest rate risk is recognized in Financial expenses.

Price risk – Hydro-Québec uses mainly options, swaps and commodity futures to manage risks resulting from fluctuations in energy and aluminum prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on the operating results of transactions to hedge the risk of variability in energy and aluminum prices is recognized in the line item corresponding to the hedged item, namely Revenue. In order to hedge exposure to the risk of variability in energy and aluminum prices, Hydro-Québec has traded derivative instruments for which open positions as at December 31, 2010, totaled 158,300 tonnes of aluminum (244,900 tonnes as at December 31, 2009), electricity swaps for which open positions as at December 31, 2010, were 7.5 TWh (10.3 TWh as at December 31, 2009) and natural gas futures for which open positions as at December 31, 2010, were 4.0 million MBtu (17.2 million MBtu as at December 31, 2009).

The following table presents the fair value of derivative instruments used to manage short-term financial risk, depending on whether or not they are designated as hedges:

	2010		2009
Instruments designated as cash flow hedges	(33)		43
Instruments not designated as hedges	(9)		18

	(42	) [a]	61	[a]

a)	Of which $4 million ($3 million in 2009) was equal to the aggregate financial instruments measured on the basis of quoted market prices (Level 1) and $(46) million ($58 million in 2009) to instruments measured using techniques based on observable market inputs (Level 2).

EFFECT OF HEDGES

Effect of hedges on operating results

Effect of cash flow hedges

As at December 31, 2010, the net loss arising from the ineffectiveness of cash flow hedges recognized in operations totaled $25 million ($12 million as at December 31, 2009).

As at December 31, 2010, Hydro-Québec estimated at $261 million the net gains included in Accumulated other comprehensive income that would be reclassified to operations in the next 12 months ($337 million as at December 31, 2009).

In 2010, Hydro-Québec did not reclassify any amount in Accumulated other comprehensive income to operations ($6-million net gain reclassified in 2009) as a result of the discontinuance of cash flow hedges.

As at December 31, 2010, the maximum period during which Hydro-Québec hedged its exposure to the variability of cash flows related to anticipated transactions was 6 years (7 years as at December 31, 2009).

Effect of fair value hedges

As at December 31, 2010, the net loss arising from the ineffectiveness of fair value hedges recognized in operations was $10 million (net gain of $16 million as at December 31, 2009).

Note 15	Financial Instruments (continued)

Effect of revaluation of derivative instruments not designated as hedges

As at December 31, 2010, the net gain recognized in operations as a result of the revaluation of the fair value of derivative instruments that had not been accounted for using hedge accounting totaled $10 million ($4 million as at December 31, 2009). These instruments are essentially related to risk management transactions.

Sensitivity analyses

The risks associated with variability in foreign exchange rates, interest rates and energy and aluminum prices are the subject of integrated management aimed at limiting the impact of such risks on operating results. Most of the derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility of operating results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless serve to hedge at-risk opposite positions, also reduce the volatility of operating results. The sensitivity of operating results is thus limited to net exposure to unhedged risks.

As at December 31, 2010, had the exchange rate (C$/US$) been 5% higher or lower, net income would have been $7 million higher or lower, respectively ($19 million as at December 31, 2009), while Other comprehensive income would have been $71 million higher or lower, respectively ($11 million lower or higher as at December 31, 2009). The analysis is based on financial assets and liabilities denominated in U.S. dollars, including cash of US$53 million (US$82 million as at December 31, 2009). It also takes into account the impact of hedged sales in U.S. dollars.

In 2010, had interest rates been 50 basis points higher or lower, net income would have been $12 million lower or higher, respectively ($11 million in 2009), while Other comprehensive income would have been $233 million higher or $179 million lower ($72 million higher or $77 million lower in 2009).

In 2010, had the price of aluminum been 5% higher or lower, net income would have been $3 million higher or lower, respectively ($1 million in 2009), taking into account the effect of hedged sales, and Other comprehensive income would have been $26 million lower or higher, respectively ($29 million in 2009).

LIQUIDITY RISK

Liquidity risk is the risk that Hydro-Québec will have difficulty meeting commitments related to its financial liabilities.

Hydro-Québec’s exposure is reduced by a large volume of cash from operations, a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties, preauthorized sources of financing, the quality of Hydro-Québec’s signature on financial markets, diversified sources of financing and its management of the proportions of floating-rate debt and debt repayable in foreign currency.

Moreover, as at December 31, 2010, $36,932 million in long-term debt, perpetual debt and borrowings was guaranteed by the Québec government ($36,518 million as at December 31, 2009).

Note 15	Financial Instruments (continued)

Maturities of financial liabilities are presented in the following table. The amounts reported are contractual undiscounted cash flows, representing payments of principal and interest with respect to financial liabilities as at December 31, 2010.

Maturity	Borrowings [a]		Accounts payable and accrued liabilities		Dividend payable		Long-term debt		Derivative instruments [b]
2011	18		1,683		1,886		4,354		451
2012	—		42		—		3,396		149
2013	—		20		—		3,163	[c]	286
2014	—		13		—		4,206		124
2015	—		—		—		2,423		277

1 to 5 years	18		1,758		1,886		17,542		1,287
6 to 10 years	—		14		—		13,903		559
11 to 15 years	—		—		—		13,674		874
16 to 20 years	—		—		—		8,982	[c]	705
21 to 25 years	—		—		—		11,334		—
26 to 30 years	—		—		—		7,745		—
31 to 35 years	—		—		—		8,575		—
36 to 40 years	—		—		—		5,884		—
41 to 45 years	—		—		—		1,626		—
46 to 50 years	—		—		—		1,661		—
51 to 55 years	—		—		—		133		—
56 years and over	—		—		—		1,546		—

Total	18		1,772		1,886		92,605		3,425

Carrying amount	18	[d]	1,770	[d,e]	1,886	[d]	38,372	[f]	2,422

a)	As at December 31, 2010, the weighted average interest rate on interest-bearing short-term borrowings was 0.75% (0.88% as at December 31, 2009).
b)	Agreements entered into with certain counterparties to limit the market value of these financial instruments could result in cash receipts or payments at dates different from the initially scheduled maturity.
c)	Certain debts carry sinking fund requirements.
d)	Because of their short-term maturities, the carrying amount of these financial liabilities approximates their fair value.
e)	Of this amount, $1,683 million is recorded in Accounts payable and accrued liabilities and $87 million in Other long-term liabilities.
f)	Including the current portion.

Contractual maturities of perpetual debt, whose terms and conditions are described in Note 14, Perpetual Debt, result in biennial interest flows.

CREDIT RISK

Credit risk is the risk that one party to a financial asset will fail to meet its obligations.

Hydro-Québec is exposed to credit risk related to cash and cash equivalents, short-term investments and derivative instruments traded with financial institutions. It is also exposed to credit risk related to accounts receivable and other receivables arising primarily from its day-to-day energy sales in and outside Québec. Credit risk is limited to the carrying amount presented under assets on the balance sheet, which approximates fair value.

Cash and cash equivalents, short-term investments and derivative instruments

In order to reduce its credit risk exposure, Hydro-Québec deals with Canadian and international issuers and financial institutions with high credit ratings. In addition, it applies policies to limit risk concentration as well as various monitoring programs and sets credit limits for each counterparty. Through prior agreements, it can also limit the market value of the main derivative instrument portfolios. Any variation in market value beyond the agreed-upon limit results in a cash receipt or payment. As at December 31, 2010, substantially all counterparties dealing with Hydro-Québec had a credit rating over A-, and none of them had defaulted on their obligations to Hydro-Québec.

Note 15	Financial Instruments (continued)

Customers – Energy sales (classified in Accounts receivable and other receivables)

Exposure to credit risk from energy sales is limited due to Hydro-Québec’s large and diverse customer base. Management believes that Hydro-Québec is not exposed to a significant credit risk, particularly because sales in Québec are billed at rates that allow for recovery of costs based on the terms and conditions set by the Régie. Moreover, Hydro-Québec holds as collateral customer deposits totaling $59 million ($53 million as at December 31, 2009), of which $15 million ($12 million as at December 31, 2009) is recognized under Accounts payable and accrued liabilities, and $44 million ($41 million as at December 31, 2009) under Other long-term liabilities.

The value of accounts receivable, by age and net of the related allowance for doubtful accounts, is presented in the following table:

	2010	2009
Accounts receivable
Under 30 days [a]	1,362	1,414
30 to 60 days	47	62
61 to 90 days	25	35
Over 90 days	148	190

	1,582	1,701
Other receivables [b]	231	254

Accounts receivable and other receivables [c]	1,813	1,955

a)	Including unbilled electricity deliveries, which totaled $1,092 million as at December 31, 2010 ($1,071 million as at December 31, 2009).
b)	Including a financial guarantee of $16 million ($31 million in 2009) covering certain financial instruments held at year end.
c)	Including US$107 million (US$127 million in 2009) translated at the effective exchange rate at the balance sheet date.

The allowance for doubtful accounts was increased by $29 million ($48 million in 2009) to $278 million as at December 31, 2010 ($249 million as at December 31, 2009). The allowance is based on account age and customer standing.

Note 16	Acquisition and Disposal of Interests

ACQUISITION

On December 9, 2009, Hydro-Québec acquired, through its subsidiary HQ Manicouagan inc., a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a hydroelectric generating station on the Rivière Manicouagan, for a consideration of $616 million, including cash, a balance of purchase price and acquisition fees. Hydro-Québec consequently acquired joint control over this limited partnership with Alcoa Ltd, which has a 40% interest, because under a contractual agreement, major operating, investment and financing decisions must be approved by all the directors. The transaction was accounted for using the purchase method.

The purchase price was broken down as follows:

Current assets	9
Property, plant and equipment	373
Water-power rights	282

664

Current liabilities	47
Long-term liabilities	1

48

Purchase price	616

The consideration was determined as follows:

Cash	580
Balance of purchase price (payable in 2011)	30
Acquisition fees	3
Other	3

616

Note 16	Acquisition and Disposal of Interests (continued)

DISPOSAL

In 2008, Hydro-Québec recognized a gain of $121 million, net of $26 million in related income taxes, for the price adjustment provided for in the contract for the sale of its interest in HQI Transelec Chile S.A. (Transelec). This adjustment was made following the ministerial order issued on January 15, 2008, establishing the value of the regulated trunk transmission asset base of Transelec. The retrospective effect of this revised valuation on Transelec’s revenue for the period from March 13, 2004, to June 30, 2006, resulted in an additional $5-million adjustment of the selling price, net of $1 million in related income taxes. This transaction is presented as a discontinued operation in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows.

For purposes of segmented information, the results of foreign holdings are classified under Corporate and Other Activities.

Note 17	Interests in Joint Ventures

The proportionate share of the joint venture items included in the consolidated financial statements is presented in the following table. These joint ventures consist of the interests managed by Hydro-Québec Production and the Groupe – Technologie.

	2010	2009 [a]
Operations
Revenue	115	64
Expenditure and financial expenses	85	61

Net income	30	3

Balance Sheets
Current assets	11	16
Long-term assets	665	679
Current liabilities	5	48
Long-term liabilities	21	26

Net assets	650	621

Cash Flows
Operating activities	6	3
Investing activities	(4)	—
Financing activities	(4)	(10)

Net change in cash and cash equivalents	(2)	(7)

a)	Hydro-Québec’s share in the balance sheet, operations and cash flows of Manicouagan Power Limited Partnership has been included in the consolidated financial statements since the acquisition date, December 9, 2009. Information concerning this acquisition is presented in Note 16, Acquisition and Disposal of Interests.

Note 18	Equity

SHARE CAPITAL

The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid up as at December 31, 2010 and 2009.

RETAINED EARNINGS

Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the terms and conditions of payment. For a given financial year, the dividend cannot exceed the distributable surplus, equal to 75% of net income. This calculation is based on the consolidated financial statements.

However, in respect of a given financial year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. The Québec government declares the dividend for a given year within 30 days after Hydro-Québec has sent it the financial data related to the distributable surplus. Upon expiry of the prescribed period, all or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.

Note 18	Equity (continued)

For 2010, the dividend is $1,886 million ($2,168 million for 2009).

ACCUMULATED OTHER COMPREHENSIVE INCOME

CASH FLOW HEDGES	2010	2009
Balance, beginning of year	709	1,243
Change for the year	(482)	(534)

Balance, end of year	227	709

Note 19	Capital Management

Hydro-Québec manages its capital in such a way as to meet its shareholder’s expectations, safeguard its funds at all times and sustain its growth. It fosters a management environment allowing it to enhance the long-term value of its assets and equity, ensure its financial sustainability, preserve its financing capability and safeguard its funds and securities.

In addition to equity, capital includes long-term debt, perpetual debt, short-term borrowings and derivative instruments.

Hydro-Québec uses its capitalization rate to monitor its capital structure. It aims to maintain capitalization at no less than 25%.

CAPITALIZATION	2010	2009
Equity	18,566	18,419
Long-term debt, including current portion	38,372	37,640
Perpetual debt	288	303
Short-term borrowings	18	29
Derivative instruments	581	129

Total	57,825	56,520

Capitalization rate (%) [a]	32.1	32.6

a)	Equity divided by the sum of equity, long-term debt (including current portion), perpetual debt, short-term borrowings and derivative instrument liabilities, less derivative instrument assets.

In 2010, Hydro-Québec’s capital management objectives were unchanged from 2009.

Note 20	Supplementary Cash Flow Information

	2010	2009
Change in non-cash working capital items
Accounts receivable and other receivables	124	(38)
Materials, fuel and supplies	15	(51)
Accounts payable and accrued liabilities	(6)	78
Accrued interest	(11)	(25)

	122	(36)

Investing activities not affecting cash
Increase in property, plant and equipment	112	162

Interest paid	2,149	2,102

Note 21	Employee Future Benefits

Hydro-Québec’s pension plan (the “Pension Plan”) is a funded plan that ensures pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.

Hydro-Québec also offers other post-retirement and post-employment benefits. Post-retirement benefits are provided by group life, medical and hospitalization insurance plans, which are contributory plans with contributions adjusted annually. Post-employment benefits are under non-contributory salary insurance plans, which pay short- and long-term disability benefits. Most of these plans are not funded, with the exception of the long-term disability salary insurance plan, which is fully funded, and the supplementary group life insurance plan, which is partially funded.

Hydro-Québec’s employee benefit plans are defined-benefit plans. The accrued benefit obligations of these plans, valued by independent actuaries, and their assets, at fair value, are valued as at December 31 of each year. The most recent actuarial valuation for funding of the Pension Plan was as at December 31, 2009, and the next valuation, to be dated December 31, 2010, is currently in progress.

The following table presents information concerning Hydro-Québec’s employee future benefit plans:

	Pension Plan		Other plans
	2010	2009	2010	2009
Accrued benefit obligations
Balance, beginning of year	12,742	10,208	889	773
Current service cost	227	161	45	38
Employee contributions	120	118	—	—
Benefit payments and refunds	(602)	(551)	(55)	(54)
Interest on obligations	778	760	54	51
Actuarial losses	1,719	2,046	95	81

Balance, end of year	14,984	12 742	1,028	889

Plan assets at fair value
Balance, beginning of year	12,390	10,475	65	60
Actual return on plan assets	1,708	1,713	2	2
Employee contributions	120	118	—	—
Current contributions by Hydro-Québec	296	295	13	14
Special contribution by Hydro-Québec	350	370	—	—
Benefit payments and refunds	(602)	(551)	(10)	(11)
Administrative expenses	(36)	(30)	—	—

Balance, end of year	14,226	12,390	70	65

Deficit, end of year	(758)	(352)	(958)	(824)
Unamortized past service costs	235	285	—	—
Unamortized net actuarial loss	3,341	2,412	157	65
Unamortized transitional (asset) obligation	(457)	(609)	40	54

Accrued benefit assets (liabilities)	2,361	1,736	(761)	(705)

In 2008, some amendments were made to the Pension Plan following agreements reached between Hydro-Québec and its unions. These amendments, which came into force on January 1, 2009, concern temporary and permanent provisions. The main temporary provisions concern retirement without pension reduction and the bridging benefit, whereas the main permanent provisions apply to the cost of optional pension forms and the broadening of the definition of the surviving spouse upon a retiree’s death. Amendments to the funding rules of the Pension Plan were also adopted under these agreements. As a result, in 2010, the employee and employer contribution rates were 6.5% and 7.8% (6.0% and 6.9% in 2009), respectively. These rates will be increased annually by 0.5% and 0.9% until they reach up to 7.5% and 10.5% of pensionable earnings.

Note 21	Employee Future Benefits (continued)

ADDITIONAL DISCLOSURES WITH RESPECT TO PLAN ASSETS

At year end, assets of the plans at fair value consisted of:

	Pension Plan		Other plans
%	2010	2009	2010	2009
Bonds	50	54	93	100
Equities	40	33	—	—
Real estate investments	8	8	—	—
Other	2	5	7	—

	100	100	100	100

Assets of the plans include the following securities issued by Hydro-Québec and by the Québec government and some of its agencies:

	Pension Plan		Other plans
	2010	2009	2010	2009
Bonds	1,828	1,820	65	64

CASH PAYMENTS

Cash payments made by Hydro-Québec for employee benefit plans consist of the contributions paid to the funded plans and the benefits paid to employees and pensioners under unfunded plans. The cash payment details are as follows:

	2010	2009	2008
Contributions by Hydro-Québec
Pension Plan	646	665	440
Other funded plans	13	14	11
Benefit payments
Unfunded plans	45	43	41

	704	722	492

In accordance with the actuarial valuation for funding purposes, Hydro-Québec made current contributions of $296 million in 2010 ($295 million in 2009), including additional contributions of $156 million ($186 million in 2009), to cover the current service cost, and a special contribution of $350 million ($370 million in 2009) to cover part of the unfunded actuarial liability. The special contributions made in 2010 and 2009 took into account certain temporary relief measures introduced by An Act to amend the Supplemental Pension Plans Act and other legislative provisions in order to reduce the effects of the financial crisis on plans covered by the Act, assented to on January 15, 2009, and, in particular, the extension of the period to cover the unfunded actuarial liability.

Note 21	Employee Future Benefits (continued)

ELEMENTS OF ACCRUED BENEFIT COST RECOGNIZED FOR THE YEAR

	Pension Plan		Other plans
	2010	2009	2010	2009
Current service cost [a]	227	161	45	38
Administrative expenses [b]	36	30	—	—
Interest on obligations	778	760	54	51
Actual return on plan assets	(1,708)	(1,713)	(2)	(2)
Actuarial losses	1,719	2,046	95	81

Cost before adjustments required to recognize the long-term nature of employee future benefits	1,052	1,284	192	168

Difference between actual and expected return on assets	790	926	—	—
Difference between actuarial losses on accrued benefit obligations and actuarial losses recognized	(1,719)	(2,046)	(92)	(82)
Amortization of past service cost	50	50	—	—
Amortization of transitional (asset) obligation	(152)	(152)	14	13

	(1,031)	(1,222)	(78)	(69)

Cost recognized for the year	21	62	114	99

a)	For the long-term disability salary insurance plan, the current service cost corresponds to the cost of new disability cases for the year.
b)	In 2010, administrative expenses billed by Hydro-Québec to the Pension Plan totaled $12 million ($13 million in 2009).

SIGNIFICANT ACTUARIAL ASSUMPTIONS

The following actuarial assumptions, used to determine the accrued benefit obligations and cost of the plans, result from a weighted average:

	Pension Plan		Other plans
%	2010	2009	2010	2009
Accrued benefit obligations
Rate at end of year
Discount rate	5.54	6.17	5.54	6.17
Salary escalation rate [a]	2.60	2.97	—	—
Accrued benefit cost recognized
Rate at end of prior year
Discount rate	6.17	7.49	6.17	7.49
Expected long-term rate of return on plan assets	6.75	6.25	3.90	3.72
Salary escalation rate [a]	2.97	2.86	—	—

a)	This rate takes salary increases into account as well as promotion opportunities while in service.

As at December 31, 2010, health care costs were based on an annual growth rate of 5.50% for 2011. Subsequently, depending on the assumption used, the rate will ultimately decrease to 4.50% in 2030. A change of 1% in this annual growth rate would have had the following impact for 2010:

	1% increase	1% decrease
Impact on current service cost and interest cost on accrued benefit obligations for the year	5	(5)
Impact on accrued benefit obligations at end of year	61	(49)

Note 22	Commitments and Contingencies

ELECTRICITY PURCHASE TRANSACTIONS

On May 12, 1969, Hydro-Québec signed a contract with Churchill Falls (Labrador) Corporation Limited [CF(L)Co] whereby Hydro-Québec undertook to purchase substantially all the output from Churchill Falls generating station, which has a rated capacity of 5,428 MW. Expiring in 2016, this contract will be automatically renewed for a further 25 years under agreed-upon terms and conditions. On June 18, 1999, Hydro-Québec and CF(L)Co entered into a contract to guarantee the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period.

As at December 31, 2010, Hydro-Québec was committed under 120 contracts to purchase electricity from other producers, for an installed capacity of about 5,674 MW. It expects to purchase approximately 17 TWh of energy annually over the terms of these contracts, which extend through 2045. The majority of the contracts include renewal clauses. Hydro-Québec has also undertaken to purchase power transmission rights.

Hydro-Québec expects to make the following minimum payments on all its electricity purchase contracts over the next five years:

2011	738
2012	1,058
2013	1,289
2014	1,467
2015	1,598

GUARANTEES

In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at December 31, 2010, the amortized cost of these debts was $4,223 million.

Under the contract signed on May 12, 1969, with CF(L)Co, Hydro-Québec could be required to provide additional funding if CF(L)Co were unable to pay its expenses and service its debt. The maximum amount that Hydro-Québec could be required to pay cannot be reasonably evaluated, however, since it is not stated in the contract and since the amount payable would depend on the outcome of future events whose nature and probability cannot be determined. To date, Hydro-Québec has not had to pay any amount under this contract.

As part of the implementation of the plan to capitalize on its interests abroad, which ended in 2008, Hydro-Québec provided guarantees to the purchasers of its interests with regard to contingent tax liabilities and certain other customary representations. These guarantees, for which no liability was recognized, will be in effect until the applicable limitation periods expire, namely until June 30, 2013.

INVESTMENTS

Hydro-Québec expects to invest approximately $4.2 billion in property, plant and equipment and intangible assets in 2011.

LITIGATION

In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that adequate provisions have been made for any disbursements that could result from these legal actions. Consequently, it does not foresee any adverse effect of such contingent liabilities on Hydro-Québec’s consolidated operating results or financial position.

Note 23	Segmented Information

Hydro-Québec carries on its activities in the four reportable business segments defined below. The non-reportable business segments and other activities are grouped together under Corporate and Other Activities for reporting purposes.

Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. This division also sells electricity on external markets and engages in energy trading. Hydro-Québec Production provides Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually at an average price of 2.79¢/kWh. In excess of this volume, it can participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition.

Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.

Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market.

Construction: Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James (SEBJ) design, build and refurbish generating and transmission facilities. Hydro-Québec Équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (JBNQA). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may carry out projects outside Québec.

Corporate and Other Activities: The corporate units support the divisions in the achievement of their business objectives. They include the Groupe – Technologie, Groupe – Affaires corporatives et secrétariat général, Vice-présidence – Comptabilité et contrôle, Vice-présidence – Financement, trésorerie et caisse de retraite and Vice-présidence – Ressources humaines, as well as the Direction principale – Centre de services partagés, which reports to Hydro-Québec Équipement et services partagés. The Centre de services partagés brings together internal company-wide shared services, including goods and services procurement, real estate management, and material and transportation service management.

The amounts presented for each segment are based on the financial information used to prepare the consolidated financial statements. The accounting policies used to calculate these amounts are as described in Note 1, Significant Accounting Policies, and Note 3, Effect of Rate Regulation on the Consolidated Financial Statements.

Intersegment transactions related to electricity sales are recorded based on the supply and transmission rates provided for by the Act respecting the Régie de l’énergie. The Act sets a commodity rate for an annual base volume of up to 165 TWh of heritage pool electricity for the Québec market.

Other intersegment products and services are measured at full cost, which includes all costs directly associated with product or service delivery.

Most of Hydro-Québec’s revenue is from Québec, and substantially all its property, plant and equipment, as well as its goodwill, are related to its Québec operations. In 2010, revenue from outside Québec amounted to $1,643 million, with $1,293 million coming from the United States ($1,610 million and $1,311 million, respectively, in 2009 and $2,099 million and $1,776 million, respectively, in 2008).

Note 23	Segmented Information (continued)

OPERATIONS AND ASSETS BY SEGMENT

	2010
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,692	66	10,531	—	33	16 [a]	12,338
Intersegment	4,843	3,051	72	2,607	1,342	(11,915)	—
Depreciation and amortization	725	948	859	3	82	(12)	2,605
Financial expenses	1,119	872	503	—	35	(3)	2,526
Net income (loss)	1,605	447	453	—	(2)	12	2,515
Total assets	30,609	18,072	12,746	449	4,306	(284)	65,898
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,900	1,248	728	7	121	—	4,004
Not affecting cash	89	17	6	—	—	—	112

	2009 (restated, Note 2)
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,588	61	10,648	—	25	11 [a]	12,333
Intersegment	4,819	2,868	69	2,645	1,281	(11,682)	—
Depreciation and amortization	667	778	868	3	68	(12)	2,372
Financial expenses	1,019	851	502	—	27	(1)	2,398
Net income	2,053	435	363	—	8	12	2,871
Total assets	29,249	17,677	12,383	423	5,571	(311)	64,992
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	2,033	1,196	709	1	111	—	4,050
Not affecting cash	139	23	—	—	—	—	162

	2008 (restated, Note 2)
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	2,066	52	10,541	—	30	27 [a]	12,716
Intersegment	4,931	2,730	61	2,378	1,266	(11,366)	—
Depreciation and amortization	898	611	828	5	127	(12)	2,457
Financial expenses	1,008	876	519	—	41	(1)	2,443
Income (loss) from continuing operations	2,106	426	386	—	(44)	12	2,886
Net income	2,106	426	386	—	85	12	3,015
Investing activities
Increase (decrease) in property, plant and equipment and intangible assets
Affecting cash	1,853	1,099	664	5	96	—	3,717
Not affecting cash	(112)	17	4	—	—	—	(91)

a)	Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

Note 24	Comparative Information

Some of the prior years’ data have been reclassified to conform to the presentation adopted in the current year.

SUPPLEMENTARY INFORMATION

As per Canadian accounting principles, long-term debt is shown at amortized cost (i.e. the nominal amount plus or minus unamortized discount and/or premium). Moreover, the sinking fund is not stated separately; instead each issue of Hydro-Québec’s debt held in the sinking fund reduces the outstanding amount of such issue.

The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec as of December 31, 2010, expressed in Canadian dollars and in currency units:

LONG-TERM DEBT BY ISSUE

Series	Maturity Date	Issue Date (1)	Interest Rate %	Canadian Dollars	CUSIP Number or ISIN Code	References (2)
Payable in Canadian Dollars
JK	2011-02-15	2000-06-12	6.500	$745,000,000	448814 HG 1
HF	2011-09-26	1989-09-26	10.000	259,392,587	448814 DD 2
GU2	2012-07-16	1987-07-16	10.250	817,982,000	448814 CV 3
HG	2019-11-22	1989-11-22	10.000	100,000,000	448814 DE 0
II	2020-01-10	1993-07-27	10.250	161,658,176	448814 EF 6
HL	2020-08-15	1990-08-15	11.000	1,110,000,000	448814 DG 5
HM	2020-08-15	1990-08-15	—	636,274,688	448814 DK 6
HX	2021-10-15	1991-10-15	10.500	1,100,000,000	448814 DW 0
IC	2022-07-15	1992-07-15	9.625	1,950,000,000	448814 DZ 3
IH	2031-02-26	1993-07-27	11.000	225,607,319	448814 EG 4
JG	2031-08-15	1999-01-26	6.000	825,675,000	448814 GY 3
JM	2045-02-15	2006-10-17	5.000	5,000,000,000	CA448814 HZ 92
JN	2050-02-15	2009-01-15	5.000	3,500,000,000	CA448814 JA 24
Medium-term notes issued under Canadian MTN program
0051	2011-03-03	2004-03-03	4.301	10,000,000	CA44889Z DW 38
0006	2012-02-15	1997-02-14	7.000	15,000,000	CA44889Z DP 86
0058	2014-02-20	2009-06-22	Floating	2,060,000,000	CA44889Z EE 21
0052	2014-03-03	2004-03-03	4.783	12,000,000	CA44889Z DX 11
0062	2016-03-01	2010-02-23	3.290	14,626,000	CA44889Z EJ 18
0056	2017-03-02	2009-03-02	4.205	14,000,000	CA44889Z EC 64
0059	2017-04-15	2009-10-14	—	20,824,680	CA44889Z EF 95
0049	2018-08-15	2003-09-04	5.500	150,000,000	CA44889Z DU 71
0057	2019-03-02	2009-03-02	4.678	14,600,000	CA44889Z ED 48
0003	2021-08-15	1996-09-27	—	57,481,477	—	(b	)
0060	2022-04-15	2009-10-14	—	27,596,766	CA44889Z EG 78
0005	2024-11-07	1996-11-07	7.500	25,000,000	CA44889Z DZ 68
0061	2027-04-15	2009-10-14	—	21,082,310	CA44889Z EH 51
0017	2029-01-16	1999-02-02	6.500	75,000,000	CA44889Z CK 09
0038	2031-08-15	2001-01-17	6.000	4,325,000	CA44889Z DG 87
0009	2035-01-16	1998-02-03	6.500	686,500,000	CA44889Z BF 23
0011	2035-01-16	1998-02-18	Various	25,124,972	CA44889Z BH 88	(c	)
0016	2035-01-16	1998-07-27	3.529	100,802,829	CA44889Z CJ 36	(d	)
0019	2035-02-15	1999-04-30	6.500	3,794,000,000	CA44889Z CM 64
0012	2035-07-16	1998-06-05	Various	63,127,494	CA44889Z BJ 45	(e	)
0014	2035-07-16	1998-07-15	—	22,918,648	—	(f	)
0020	2040-02-15	1999-05-14	6.000	3,770,500,000	CA44889Z CN 48
0032	2050-02-15	2000-08-01	6.000	50,000,000	CA44889Z DA 18
0033	2060-02-15	2000-11-02	Various	366,023,260	CA44889Z DB 90	(g	)
0037	2060-02-15	2001-01-12	Various	58,488,270	CA44889Z DF 05	(h	)
0039	2060-02-15	2001-01-19	Various	220,840,589	CA44889Z DH 60	(i	)
0040	2060-02-15	2001-01-24	Various	27,242,042	CA44889Z DJ 27	(j	)
Present value of lease obligations for regional offices and service facilities				24,566,084
Others				704,235,490
Unamortized discount and/or premium				1,070,661,891

Debt classified by currency of issue				29,938,157,572

Debt classified by currency of repayment (4)				37,017,545,534

Series	Maturity Date	Issue Date (1)	Interest Rate %	Canadian Dollars (3)	Currency Units		CUSIP Number or ISIN Code	References (2)
Payable in U.S. Dollars
JL	2011-05-11	2001-05-11	6.300	$724,068,800	US$	728,000,000	448814 HR 7
FU	2012-02-01	1985-02-01	11.750	198,920,000		200,000,000	448814 CF 8	(a	)
IF2	2013-02-01	1993-02-03	8.000	940,506,690		945,613,000	448814 ED 1
IU	2016-04-01	1996-04-01	7.500	397,840,000		400,000,000	448814 EK 5
HS	2021-02-01	1991-02-12	9.400	895,140,000		900,000,000	448814 DM 2
HY	2022-01-15	1992-01-30	8.400	994,600,000		1,000,000,000	448814 DX 8
IO	2024-07-07	1994-07-07	8.050	994,550,270		999,950,000	448814 EJ 8
GF	2026-03-01	1986-03-13	8.875	248,650,000		250,000,000	448814 CP 6	(a	)
GH	2026-04-15	1986-04-30	8.250	248,650,000		250,000,000	448814 CS 0	(a	)
GQ	2027-01-15	1987-01-29	8.250	248,650,000		250,000,000	448814 CT 8
HE	2029-06-15	1989-06-22	8.625	248,650,000		250,000,000	448814 DB 6
HH	2029-12-01	1989-12-07	8.500	497,300,000		500,000,000	448814 DC 4
HK	2030-04-15	1990-04-18	9.375	497,300,000		500,000,000	448814 DF 7
HQ	2030-11-15	1990-11-20	9.500	497,300,000		500,000,000	448814 DL 4
Medium-term notes issued under U.S. MTN program
B-30	2011-12-15	1991-12-06	8.620	39,784,000		40,000,000	44881H BD 5
B-37	2011-12-15	1991-12-11	8.540	19,892,000		20,000,000	44881H BL 7
B-7	2020-12-11	1990-12-10	9.400	9,946,000		10,000,000	44881H AF 1
B-48	2021-12-20	1991-12-19	8.680	49,730,000		50,000,000	44881H BX 1
B-49	2022-02-15	1992-02-15	9.800	49,730,000		50,000,000	44881H BY 9
B-64	2022-05-10	1992-04-30	9.750	19,892,000		20,000,000	44881H CL 6
B-124	2024-11-18	1994-11-18	8.910	24,865,000		25,000,000	44881H ET 7
B-125	2025-03-28	1995-03-28	8.400	54,703,000		55,000,000	44881H EU 4
B-127	2026-01-03	1996-01-03	6.270	49,730,000		50,000,000	44881H EW O
B-63	2027-04-30	1992-04-30	9.500	19,892,000		20,000,000	44881H CK 8
B-130	2028-07-13	1998-07-13	6.625	49,730,000		50,000,000	44881H EZ 3
Conditional sale transaction (Turbines)				52,397,939
Unamortized discount and/or premium				(83,484,645)

Debt classified by currency of issue				7,988,933,054

Debt classified by currency of repayment (4)				1,383,697,740

Payable in Euro
D15B	2016-05-01	1986-05-01	6.000	$80,618,941		€60,529,289	DE0004780325
Unamortized discount and/or premium				(733,670)

Debt classified by currency of issue				79,885,271

Debt classified by currency of repayment (4)				—

Payable in Japanese Yen
Medium-term notes issued under Euro MTN program
32	2012-03-05	1997-03-05	4.400	$12,260,000		¥1,000,000,000	XS0074215830
34	2017-03-17	1997-03-17	4.850	12,260,000		1,000,000,000	XS0074480319
Unamortized discount and/or premium				24,004

Debt classified by currency of issue				24,544,004

Debt classified by currency of repayment (4)				—

Series	Maturity Date	Issue Date (1)	Interest Rate %	Canadian Dollars (3)	Currency Units	CUSIP Number or ISIN Code	References (2)
Payable in Pounds Sterling
EG	2011-05-31	1981-05-20	15.000	$62,052,018	£40,000,000	GB0004494109
HI	2015-03-08	1990-03-08	12.625	232,695,074	150,000,000	XS0015132904	(k	)
FA	2015-09-13	1982-09-13	12.750	77,565,024	50,000,000	GB0004494216
Unamortized discount and/or premium				(2,588,743)

Debt classified by currency of issue				369,723,373

Debt classified by currency of repayment (4)				—

Total Long-term Debt				$38,401,243,274

(1)	If more than one issue date, the date of the first issue is indicated.
(2)	Not redeemable unless otherwise specified.
(3)	Translated at rates in effect at December 31, 2010.
(4)	Takes into account swaps related to long-term debt (see Notes 11 and 15 to the 2010 Consolidated Financial Statements).
(a)	Sinking-fund debentures.
(b)	Sold at deep discount maturing semi-annually from February 15, 2011 to August 15, 2021 in equal payments.
(c)	From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.
(d)	From January 16, 1999 to January 16, 2014, interest coupons of $3 million payable semi-annually. From July 16, 2024 to January 16, 2035, interest coupons of $5.525 million payable semi-annually.
(e)	Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.
(f)	Sold at deep discount maturing semi-annually from January 16, 2025 to July 16, 2035 in various payment amounts.
(g)	No interest payment until February 15, 2030 exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.
(h)	No interest payment until February 15, 2041 exclusive. From February 15, 2041 to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046 to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051 to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056 to February 15, 2059, interest coupons of $10 million payable annually.
(i)	No interest payment until February 15, 2040 exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.
(j)	No interest payment until February 15, 2050 exclusive. From February 15, 2050 to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053 to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056 to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.
(k)	Redeemable anytime at the highest of par or adjusted price as per the Fiscal Agency Agreement at the option of Hydro-Québec.